UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RADISYS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

to be Held June 15, 2011

To the Shareholders of RadiSys Corporation:

The annual meeting of shareholders of RadiSys Corporation, an Oregon corporation, will be held at our headquarters located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on June 15, 2011 at 8:30 a.m., Pacific time, for the following purposes:

1.	to elect nine directors;

2.	to have an advisory vote on compensation of our named executive officers;

3.	to have an advisory vote on the frequency of holding an advisory vote on compensation of our named executive officers;

4.	to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm;

5.	to approve an amendment to the RadiSys Corporation 2007 Stock Plan; and

6.	to transact any other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 20, 2011 are entitled to receive notice of and to vote at the annual meeting or any adjournments thereof.

Please sign and date the enclosed proxy and return it promptly in the enclosed reply envelope. If you are able to attend the annual meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the annual meeting.

A list of shareholders will be available for inspection by the shareholders commencing April 22, 2011 at our corporate headquarters located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

By Order of the Board of Directors,

Brian Bronson

Corporate Secretary

April 29, 2011

Hillsboro, Oregon

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL

MEETING IN PERSON, PLEASE VOTE YOUR SHARES FOLLOWING THE INSTRUCTIONS

PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

RADISYS CORPORATION

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXY

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of RadiSys Corporation, an Oregon corporation (“we,” “us”, “RadiSys”, or the “Company”), to be voted at the annual meeting of shareholders to be held at our headquarters located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on June 15, 2011 at 8:30 a.m., Pacific time, for the purposes set forth in the accompanying notice of annual meeting. All proxies in the enclosed form that are properly executed and received by us before or at the annual meeting and not revoked will be voted at the annual meeting or any adjournments in accordance with the instructions on the proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to our Corporate Secretary before the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary at or before the taking of the vote at the annual meeting.

The mailing address of our principal executive offices is 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”) in 2007, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners on or about May 2, 2011, and the proxy statement, the proxy card and the annual report to shareholders are being first given to shareholders on the same date. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of all the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual shareholder meeting on the environment.

The cost of preparing, printing and mailing this proxy statement and of the solicitation of proxies will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers and employees personally or by written communication, telephone, facsimile or other means. We may request banks, brokers, fiduciaries and other persons holding shares in their names, or in the names of their nominees, to forward this proxy statement and other proxy materials to the beneficial owners and obtain voting instructions for the execution and return of the proxies. We will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses in connection with the proxy solicitation. We have retained Mellon Investor Services LLC to aid in the solicitation of proxies for a fee of approximately $7,500, plus reasonable costs and expenses.

For purposes of conducting the annual meeting, the holders of at least a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In a plurality voting, the nominee who receives the most votes for his or her election is elected. Proposals 2, 4, 5 and 6 require the approval of a majority of the votes cast on the proposal, provided a quorum is present.

Although the advisory vote on the compensation of our named executive officers is non-binding, the Board of Directors will review the results of the vote and will take them into account in making future determinations concerning compensation of our named executive officers. For proposal 3, the advisory vote on the frequency of holding an advisory vote on compensation of our named executive officers, the option receiving the greatest number of votes cast (every 1, 2 or 3 years) will be considered the option recommended by shareholders.

If a broker holds your shares, the Notice and, if requested, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting. Routine matters include the ratification of the appointment of auditors. Non-routine matters include the matters being submitted to the shareholders in Proposals 1, 2, 3, and 5. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but have no effect on the determination of whether a plurality exists with respect to a given nominee in directors’ elections. With respect to other proposals, abstentions will count as votes cast, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on the proposal and therefore, will have no effect. The proxies will be voted for or against the proposals or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for each of the proposals.

The record date for determination of shareholders entitled to receive notice of and to vote at the annual meeting is April 20, 2011. At the close of business on April 20, 2011, 24,307,805 shares of our common stock were outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote with respect to each matter to be voted on at the annual meeting. We reserve the right to decide, in our discretion, to withdraw any of the proposals from the agenda of the annual meeting prior to any vote thereon.

PROPOSAL 1: TO ELECT NINE DIRECTORS

Our Board of Directors currently consists of nine members. The directors are elected at the annual meeting of shareholders to serve until the next annual meeting and until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the following nominees: C. Scott Gibson, Scott C. Grout, Richard J. Faubert, Dr. William W. Lattin, Kevin C. Melia, Carl W. Neun, David Nierenberg, M. Niel Ransom and Lorene K. Steffes.

All of the nominees are currently our directors. We are not aware that any nominee is or will be unable to stand for reelection. If any nominee is not available as a candidate for director, the number of directors constituting our Board of Directors may be reduced before the annual meeting or the proxies may be voted for any other candidate or candidates that are nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

Set forth in the table below is the name, age and position with the Company of each of the nominees. Additional information about each of the nominees is provided below the table and in “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships among our directors and executive officers.

Name	Age	Position with the Company
C. Scott Gibson	59	Chairman of the Board
Scott C. Grout	48	Director, President and Chief Executive Officer
Richard J. Faubert	63	Director
Dr. William W. Lattin	70	Director
Kevin C. Melia	64	Director
Carl W. Neun	67	Director
David Nierenberg	57	Director
M. Niel Ransom	61	Director
Lorene K. Steffes	65	Director

C. Scott Gibson has served as a Director since June 1993 and as Chairman of our Board of Directors since October 2002. From January 1983 through February 1992, Mr. Gibson co-founded and served as Chief Financial Officer, and VP Operations, then Executive VP and Chief Operating Officer and finally President and Co-Chief Executive Officer of Sequent Computer Systems, Inc., a computer systems company. Before co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Since March 1992, Mr. Gibson has been a director to high technology companies. Mr. Gibson serves on the boards of several other companies and non-profit organizations, including Verigy, Triquint Semiconductor, Inc., Pixelworks, Inc., NW Natural, and the Franklin W. Olin College of Engineering. During the past five years, Mr. Gibson was previously a director of Electroglas, Inc. Each of the boards of directors of the public companies for which Mr. Gibson serves as an audit committee member has determined that he is an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. Mr. Gibson holds a B.S.E.E. and a M.B.A. from the University of Illinois.

We believe that Mr. Gibson’s qualifications to serve as a Director include his extensive experience in the semiconductor and computer systems industries, including co-founding and helping take public a highly successful computer systems company. In addition, his service on boards of other high technology companies, including as a member of audit and compensation committees, gives him financial expertise and understanding of compensation policies as well as extensive organizational leadership skills to assist the CEO with strategic planning.

Scott C. Grout has served as our President, Chief Executive Officer and a Director since October 2002. From May 1998 to October 2002, Mr. Grout was President and Chief Executive Officer of Chorum Technologies, Inc., a privately held provider of fiber optic products based in Richardson, Texas. Prior to joining Chorum, Mr. Grout held various positions at Lucent Technologies, a telecommunications network vendor, including as the Vice President of the Optical Networking Group and a Director of the Access and Optical Networking Group, from June 1984 to May 1998. Mr. Grout received a B.S. in Engineering from the University of Wisconsin at Madison and a M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

We believe that Mr. Grout’s qualifications to serve as a Director include his years of executive experience with high technology companies, including his positions as an executive with Chorum Technologies, Inc. and Lucent Technologies, as well as the deep understanding of our people and our products that he has acquired as our Chief Executive Officer. As the only management representative on our Board of Directors, Mr. Grout also provides leadership to the Board and its deliberations based on the insight gained from the management of the day-to-day business operations and strategic planning process.

Richard J. Faubert has served as a Director since June 1993. From September 2003 to December 2010, Mr. Faubert served as President, Chief Executive Officer, and Director of Amberwave Systems, Inc., a semiconductor technology company in New Hampshire. From January to September 2003, Mr. Faubert served as

Executive Vice President of Novellus Systems, Inc.’s Chemical Mechanical Planarization Business Unit, a company that designs, manufactures, markets and services chemical vapor deposition equipment, used in fabricating integrated circuits. From 1998 through 2002, Mr. Faubert was President, Chief Executive Officer and Director of SpeedFam-IPEC, Inc., a semiconductor capital equipment manufacturing company that was purchased in December 2002 by Novellus Systems Inc. From 1992 through 1998, Mr. Faubert was employed by Tektronix, Inc., a test, measurement and monitoring technology company, first as General Manager of its Instruments Business Unit and then as Vice President and General Manager of the Television and Communications Business Unit, Measurement Business Division. From 1986 through 1992, Mr. Faubert served as Vice President of Product Development of GenRad, Inc. Mr. Faubert serves on the Board of Electro Scientific Industries, Inc. in Portland, Oregon. Mr. Faubert holds a B.S.E.E. from Northeastern University.

We believe that Mr. Faubert’s qualifications to serve as a Director include his 38 years of experience as a manager, executive and director of high technology companies, including his experience in leading complex technology enterprises and his experience as the Chief Executive Officer of a semiconductor company. This experience gives Mr. Faubert a deep understanding of best practices in managing complex, high technology businesses from customer requirements through R&D programs.

Dr. William W. Lattin has served as a Director since November 2002. In October 1999, Dr. Lattin retired from Synopsys, Inc., a supplier of electronic design automation software, where he had been an Executive Vice President since October 1994. Prior to joining Synopsys, Dr. Lattin served as President and Chief Executive Officer of Logic Modeling Corp. from 1986 through 1994. From 1975 to 1986, Dr. Lattin held various engineering and management positions with Intel Corporation. Dr. Lattin also serves on the Board of Directors of Easy Street Online Services, Inc., FEI Corp., and Tripwire Inc. During the past five years, Dr. Lattin was previously a director of Merix Corporation. Dr. Lattin previously served on our Board of Directors from 1988 to 1999. Dr. Lattin holds a Ph.D. in electrical engineering from Arizona State University and a M.S.E.E. and a B.S.E.E. from the University of California-Berkeley.

We believe that Mr. Lattin’s qualifications to serve as a Director include his experience of over 34 years as a manager, executive and director of global technology companies, including Intel and Synopsys. His direct experience with embedded systems design, manufacturing sales and marketing enhances the Board’s ability to provide oversight and guidance to our senior executives. His previous experience on boards of other companies within our industry further augment his range of knowledge, providing experience on which he can draw while serving as a member of our Board.

Pursuant to and in accordance with the recommendation of the Nominating and Governance Committee, after considering the experience, qualifications, attributes and skills of Dr. Lattin, the Board of Directors approved the waiver of the application of the mandatory retirement provision of our Corporate Governance Guidelines with respect to Dr. Lattin for fiscal 2010 so that he could stand for re-election to the Board of Directors at the annual meeting.

Kevin C. Melia has served as a Director since July 2003. Mr. Melia is the non-executive Chairman of the Vette Corp., a private company in the thermal management business. Mr. Melia is a past Chairman of the Board of IONA Technologies PLC, a leading middleware software company. Prior to joining IONA Technologies, Inc., he was the Co-Founder and Chief Executive Officer of manufacturers’ Services Ltd. (“MSL”) from June 1994 to January 2003. MSL is a leading company in the electronics manufacturing services industry. Mr. Melia also served as Chairman of the Board of MSL from June 1994 to January 2003. Prior to establishing MSL, he held a number of senior executive positions over a five-year period at Sun Microsystems, initially as their Executive Vice President of Operations, then as President of Sun Microsystems Computer Company, a Sun Microsystems subsidiary, and finally as Chief Financial Officer of Sun Microsystems Corporation. Mr. Melia also held a number of senior executive positions in operations and finance over a sixteen-year career at Digital Equipment Corporation. Mr. Melia is a past member of the Board of Directors of Manugistics Group Inc., a supply chain software application company and is a past member of the Board of Directors of Eircom PLC, a leading telecom company in Ireland. He is also advisory director of Boulder Brook Partners LLC, a private investment company and a member of the advisory board of C&S Wholesale Grocers. He is also a member of the Board of Directors of Greatbatch Company, DCC PLC, and Analogic Corporation and a past member of the Board of Directors of Horizon Technologies, a European systems integration and distribution company. Mr. Melia is a Chartered Accountant and holds a joint diploma in Management Accounting from the Accounting Institutes of the U.K. and Ireland.

We believe that Mr. Melia’s qualifications to serve as a Director include his experience as a senior executive in the U.S. and Europe with a number of global technology companies including his co-founding and taking public of a leading company in the electronics manufacturing outsourcing sector in addition to his management and corporate governance expertise. In addition, Mr. Melia’s experience with mergers and acquisitions and private equity gives him broad understanding of corporate investments and acquisitions. He also qualifies as an audit committee financial expert from his experience as a Chief Financial Officer of a large public company and his professional qualifications which give him enhanced expertise to assist the Board with its financial oversight function.

Carl W. Neun has served as a Director since June 2000. Mr. Neun is Chairman of the Board of Directors of Powerwave Technologies, Inc., serves on the Board of Directors of Planar Systems, Inc. and is past Chairman of the Board of Directors of Oregon Steel Mills, Inc. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc. From September 1987 to March 1993, he was the Chief Financial Officer for Conner Peripherals, Inc. Mr. Neun received a B.A. from Hamilton College and an M.B.A. from The Wharton School at the University of Pennsylvania.

We believe that Mr. Neun’s qualifications to serve as a Director include his extensive experience as a senior financial executive, including his service as the Chief Financial Officer of two high technology public companies, Conner Peripherals, Inc. and Tektronix, Inc., that provides him with the deep knowledge of financial matters and financial reporting. In addition, Mr. Neun’s service on the boards of a variety of other high technology companies, including as a member of audit committees, further enhances his financial expertise, strategy development expertise and business acumen to assist the Board with its financial oversight function.

David Nierenberg was appointed to serve as a director by the Board on March 14, 2011, to hold the term ending at the upcoming meeting of shareholders. Mr. Nierenberg is the Founder and President of Nierenberg Investment Management Company, Inc. in Camas, Washington, which manages The D3 Family Funds. Prior to founding Nierenberg Investment Management Company in 1996, Mr. Nierenberg was a General Partner at Trinity Ventures, a venture capital fund, where he invested in financial services, healthcare and turnarounds. Prior to 1985, he was a Partner with Bain & Company, a business and strategy consulting firm. Mr. Nierenberg is a member of the Yale University Development Board, Chairman of the Advisory Board of the Millstein Center for Corporate Governance and Performance at the Yale School of Management and a member of the Advisory Board of the Yale School of Management. He also serves on the Washington State Investment Board. He is Chairman of PSA Healthcare, a leading provider of pediatric home care services, and a member of the board of directors of Electro Scientific Industries, Inc., a designer and manufacturer of sophisticated production equipment used by microelectronics manufacturers, and Kuni Automotive Group, an auto dealership company. Mr. Nierenberg received his B.A. in History from Yale College and his J.D. from Yale Law School. He is a retired member of the Massachusetts bar.

Mr. Nierenberg brings significant expertise in strategic planning and corporate governance. He also brings broad-based business knowledge to the board.

M. Niel Ransom has served as a Director since August 2010. Mr. Ransom was appointed by our Board to serve as a Director for the term ending at the upcoming meeting of shareholders. Mr. Ransom is a principal of Ransomshire Associates, Inc., an advisory firm he founded in 2005. He also serves as a board member of DesignArt Networks, a provider for LTE, WiMAX or HSPA RAN equipment; Cyan Optics, a provider of packet-optical transport platforms; Polatis, a provider of high performance optical switch solutions in optical communications, and MultiPhy, a provider of integrated circuits for high-speed optical communications. Previously, as worldwide CTO of Alcatel and member of its Executive Committee, he was responsible for research, corporate strategy, intellectual property and R&D investment. Prior to that, he directed Alcatel’s access and metro optical business in North America. Earlier in his career, he directed the Advanced Technology Systems Center at BellSouth and various development and applied research organizations in voice and data switching at Bell Laboratories. He holds a Ph.D. in electrical engineering from the University of Notre Dame, BSEE and MSEE degrees from Old Dominion University, and an MBA from the University of Chicago.

We believe that Mr. Ransom brings to our Board significant international experience acquired during his service as worldwide CTO of Alcatel. Further, Mr. Ransom’s experience at Alcatel enables him to offer valuable perspectives on RadiSys’ corporate planning and development. As a principal of a private advisory firm, Mr. Ransom brings to the Board significant senior leadership, operational and financial expertise.

Lorene K. Steffes has served as a Director since January 2005. Ms. Steffes is an independent business advisor with executive, business management and technical experience in telecommunications, information technology and high tech industries. From July 1999 to October 2003 she was an executive at IBM Corporation where she served as Vice President and General Manager, Global Electronics Industry. She was based in Tokyo for a time as IBM Vice President, Asia Pacific marketing and sales of solutions for the Telecommunications, Media & Entertainment and Energy & Utilities industries. Prior to her assignment in Asia Pacific, she was Vice President of software group services for IBM’s middleware products. Ms. Steffes was appointed President and Chief Executive Officer of Transarc Corporation, Inc. in 1997. Prior to this appointment she worked for 15 years in the telecommunications industry at Ameritech and at AT&T Bell Laboratories and AT&T Network Systems. Ms. Steffes is a director on the board of PNC Financial Services Corporation and PNC Bank, NA, a member of the Northern Illinois University College of Liberal Arts and Sciences advisory board and was formerly a trustee on the Carlow College Board in Pittsburgh. She holds a BS in Mathematics and MS in Computer Science from Northern Illinois University.

We believe that Ms. Steffes’s qualifications to serve as a Director include her extensive technical knowledge and background, including telecommunications industry experience. Ms. Steffes’s experience as a Chief Executive Officer of a high tech company and as a senior executive with a global technology company has given her an understanding of the financial, operational and other aspects of doing business globally. In addition, her service on boards of other companies gives her a deep understanding of the role of the board of directors in the Company’s governance and operations, and broad experience in corporate strategy development.

CORPORATE GOVERNANCE

Our Board of Directors has affirmatively determined that each of C. Scott Gibson, Richard J. Faubert, Dr. William W. Lattin, Kevin C. Melia, David Nierenberg, Carl W. Neun, M. Niel Ransom and Lorene K. Steffes are “independent directors” as defined by the SEC rules and within the meaning of the Nasdaq Listing Rule 5605(a)(2) and, therefore, a majority of our Board of Directors is currently independent as so defined. Through February 16, 2010, Dr. Lattin was also a member of the Board of Directors of Merix Corporation which builds printed circuit boards for us. We do not view Dr. Lattin’s former position with Merix Corporation as a conflict of interest or as a material relationship that would prevent him from being an independent director.

We have implemented corporate governance policies that are designed to strengthen the accountability of our Board of Directors and management team, thereby aiming to achieve long-term shareholder value.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Our Board of Directors has adopted a Code of Ethics applicable to each of our directors, officers, employees and agents including our Chief Executive Officer, Chief Financial Officer or persons performing similar functions. Our Code of Ethics is available on our website at www.radisys.com under Investor Relations/Corporate Governance.

In addition, our Board of Directors has implemented a process whereby shareholders may send communications directly to its attention. Any shareholder desiring to communicate with our Board of Directors, or one or more members of our Board of Directors, should communicate in writing addressed to our Corporate Secretary. Our Corporate Secretary has been instructed by our Board of Directors to promptly forward all such communications to the specified addressees. Shareholders should send communications directed to our Board of Directors to 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary.

Our Board of Directors held nine regularly scheduled meetings during the fiscal year ended December 31, 2010. In 2010, independent directors met on a regularly scheduled basis in executive sessions without our Chief Executive Officer or other members of the our management present. The Chairman of the Board presides at these meetings.

Each director attended at least 75% of the regularly scheduled meetings of our Board of Directors and the committees of which he or she was a member. We encourage, but do not require, our Board of Directors’ members to attend the annual shareholders meeting. Last year, all of our directors attended the annual shareholders meeting.

Board Committees

Audit Committee.

We maintain an Audit Committee consisting of Carl W. Neun as Chairman, C. Scott Gibson and Kevin C. Melia. All of the members of the Audit Committee are “independent directors” within the meaning of the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. In addition, our Board of Directors has determined that all three members of the Audit Committee, C. Scott Gibson, Kevin C. Melia and Carl W. Neun, qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933 and are independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934. C. Scott Gibson qualifies as an audit committee financial expert by virtue of his service on our audit committee since 1992, the audit committee of Pixelworks, Inc. since 2002, and past service on the audit committees of Inference Corp. and Integrated Measurement Systems. Additionally, Mr. Gibson received an M.B.A. in Finance from the University of Illinois in 1976 and served as CFO and Senior VP Operations for Sequent Computer Systems from 1983 to 1984. Further, from 1985 to 1988, the CFO of Sequent Computer Systems reported to Mr. Gibson. Mr. Gibson has significant audit committee educational experience, including speaking at several KPMG audit committee forums. Mr. Melia qualifies as an audit committee financial expert by virtue of his long service in a number of senior executive positions over a five-year period at Sun Microsystems, including as its Chief Financial Officer, and over a sixteen-year period at Digital Equipment Corporation, as well as by virtue of his status as a Chartered Accountant with a joint diploma in Management Accounting from the Accounting Institutes of the U.K. and Ireland. Mr. Neun qualifies as an audit committee financial expert by virtue of his long service in senior financial positions, including as Chief Financial Officer of Tektronix, Inc. and as Chief Financial Officer of Conner Peripherals, Inc. and by virtue of his status as a recipient of an M.B.A. degree from the from The Wharton School at the University of Pennsylvania. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to corporate accounting, our reporting practices and the quality and integrity of our financial reports; oversight of audit and financial risk; compliance with law and the maintenance of our ethical standards; and the effectiveness of our internal controls. The full responsibilities of our Audit Committee are set forth in its charter, a copy of which can be found on our website at www.radisys.com under Investor Relations/Corporate Management and Governance. Our Audit Committee met eight times in the last fiscal year. For additional information about our Audit Committee, see “Audit Committee Report.”

Compensation and Development Committee.

We maintain a Compensation and Development Committee consisting of Dr. William W. Lattin as Chairman, C. Scott Gibson and Lorene K. Steffes, all of whom are independent directors within the meaning of the Nasdaq listing standards. None of the members of our Compensation and Development Committee are our current or former officers or employees. The Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to our compensation policies and benefit plans, particularly policies relating to executive compensation and performance and associated risks. The Chairman of the Committee reports and reviews the Committee’s activities and decisions with our Board of Directors on a regular basis. The Committee met eight times in the last fiscal year.

The Compensation and Development Committee is responsible for the design and management of our executive compensation programs as well as our philosophy and programs for all employee compensation, benefit, and development programs on a worldwide basis. The full responsibilities of the Committee are set forth in a written charter, which is formally reviewed by the Committee on an annual basis. Our Board of Directors regularly reviews the Committee charter and approves any proposed changes made by the Committee. The charter is available on our website at www.radisys.com under Investor Relations/Corporate Management and Governance.

Our Compensation and Development Committee annually reviews and establishes executive compensation levels and makes equity grants to our officers under our 2007 Stock Plan. The Committee has delegated its responsibility for approving non-executive employee new hire and refresher equity grants (up to a maximum grant of 10,000 shares per individual and within established guidelines) to our Chief Executive Officer and President, Scott Grout. In addition, pursuant to its Charter, the Committee may delegate authority to its Chairman and one or more members, as the Committee deems necessary, provided that the decisions of such members shall be presented to the full Committee at its next scheduled meeting.

Our Compensation and Development Committee maintains a formal annual calendar and annual plan to guide the timing of the Committee’s review, analysis, and decision making related to our compensation, benefits, and development programs. Our Chief Executive Officer and Chief Financial Officer provide inputs and recommendations to the Committee on matters of executive compensation. Under the supervision of the Committee, our Chief Executive Officer and Chief Financial Officer have responsibility for the execution of our compensation philosophy and related compensation elements.

Nominating and Governance Committee.

We maintain a Nominating and Governance Committee consisting of Richard J. Faubert as Chairman, Kevin C. Melia and Lorene K. Steffes, all of whom are independent directors within the meaning of the Nasdaq listing standards. The Committee met five times in the last fiscal year. The Committee (i) recommends for our Board of Director’s selection the individuals qualified to serve on our Board of Directors (consistent with criteria that our Board of Directors has approved) for election by shareholders at each annual meeting of shareholders to fill vacancies on our Board of Directors, (ii) develops and recommends to our Board of Directors, and assesses our corporate governance policies or any risks implicated thereby, and (iii) oversees the evaluations of our Board of Directors. The full responsibilities of the Committee are set forth in its charter, a copy of which is posted on our website at www.radisys.com under Investor Relations/Corporate Management and Governance. Our Board of Directors considers the recommendations of the Committee with respect to the nominations of directors to our Board of Directors, but otherwise retains authority over the identification of nominees. Candidates to serve on our Board of Directors are considered based upon various criteria, such as ethics, business and professional activities, diversity of relevant business expertise and education, available time to carry out our Board of Directors’ duties, social, political and economic awareness, health, conflicts of interest, service on other boards and commitment to our overall performance. The Committee will make an effort to maintain representation on our Board of Directors of members who have substantial and direct experience in areas of importance to us.

Technology and Market Development Committee.

The Technology and Market Development Committee was created in August, 2010 consisting of M. Niel Ransom as Chairman and C. Scott Gibson. The Committee met one time in the last fiscal year. The Committee is responsible for evaluating the competitive landscape and analyzing global market trends, emerging new technologies and applications, and identifying and evaluating new technologies, markets and applications for the potential growth and development of the Company. The full responsibilities of the Committee are set forth in its charter, a copy of which is posted on our website at www.radisys.com under Investor Relations/Corporate Management and Governance.

Director Nomination Policy

The Nominating and Governance Committee has a policy with regard to consideration of director candidates recommended by shareholders. The Committee will consider nominees recommended by our shareholders holding no less than 10,000 shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation. A shareholder that desires to recommend a candidate for election to our Board of Directors shall direct his or her recommendation in writing to RadiSys Corporation, Attention: Corporate Secretary, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the recommending shareholder’s ownership of the our common stock. In addition, the recommendation shall also contain a statement from the recommending shareholder in support of the candidate, professional references, particularly within the context of the those relevant the membership on our Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references and a written indication by the candidate of his or her willingness to serve, if elected.

Related Party Transactions Policy

In accordance with our Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed related-party transactions required to be disclosed under the SEC rules prior to initiation of any such transaction.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
Ken Bradley(3)	35,375	65,850	—	—	—	—	101,225
Richard J. Faubert(4)	38,375	65,850	—	—	—	—	104,225
C. Scott Gibson	76,875	65,850	—	—	—	—	142,725
William W. Lattin	41,375	65,850	—	—	—	—	107,225
Kevin C. Melia	41,750	65,850	—	—	—	—	107,600
Carl W. Neun	46,500	65,850	—	—	—	—	112,350
David Nierenberg	—	—	—	—	—	—	—
M. Niel Ransom	14,898	100,970	35,015	—	—	—	150,883
Lorene K. Steffes	39,375	65,850	—	—	—	—	105,225

(1)	The amounts included in the Stock Awards and Option Awards columns include the aggregate grant date fair value of stock and option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718. We continue to use the Black-Scholes model to measure the grant date fair value of stock options and the amounts above do not include any forfeiture reserve. For a discussion of the valuation assumptions used to value the options, see Note 17 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010. A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at 2010 fiscal year end; (ii) the aggregate number of stock awards and options awards granted during fiscal 2010; and (iii) the grant date fair value of equity awards granted by us during fiscal 2010 to each of our directors who was not an executive officer.

(2)	The 2010 Director Compensation Table only requires disclosure of above-market or preferential returns on nonqualified deferred compensation. Participants in our Non-Qualified Deferred Compensation Plan make voluntary contributions to their accounts. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those under our 401(k) plan, the number of funds and investment objectives of each fund are similar to those under the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Director Compensation Table.

(3)	Mr. Bradley resigned from our Board, effective January 27, 2011.

(4)	Mr. Faubert deferred $38,375 to our Non-Qualified Deferred Compensation Plan.

Additional Information With Respect to Director Equity Awards

Name	Option Awards Outstanding at 2010 Fiscal Year End (#)(1)	Stock Awards Outstanding at 2010 Fiscal Year End (#)(1)	Option Awards Granted during Fiscal 2010 (#)(2)	Stock Awards Granted during Fiscal 2010 (#)(2)	Grant Date Fair Value of Option Awards Granted in Fiscal 2010 ($)(3)	Grant Date Fair Value of Stock Awards Granted in Fiscal 2010 ($)(3)
Ken Bradley(4)	74,000	7,500	—	7,500	—	65,850
Richard J. Faubert	71,000	7,500	—	7,500	—	65,850
C. Scott Gibson	73,000	7,500	—	7,500	—	65,850
William W. Lattin	79,000	7,500	—	7,500	—	65,850
Kevin C. Melia	74,000	7,500	—	7,500	—	65,850
Carl W. Neun	54,000	7,500	—	7,500	—	65,850
David Nierenberg	—	—	—	—	—	—
M. Niel Ransom	7,000	11,500	7,000	11,500	35,015	100,970
Lorene K. Steffes	64,000	7,500	—	7,500	—	65,850

(1)	Includes both vested and unvested options to purchase our common stock.

(2)	Stock grants to our Board of Directors are made pursuant to the terms of the 2007 Stock Plan. The exercise price of options granted to non-employee directors during 2010 was the fair market value of our common stock on the date of grant and the term of each option is seven years. For stock option grants made in 2010, the exercise price was $8.78. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd annual anniversary of the date of grant. Grants of restricted stock unit awards become vested for one-third of the award shares on each anniversary of the date of grant.

(3)	Amounts in this column represent the fair value of stock options and stock awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded and the amounts above do not include any forfeiture reserve. For stock awards, that number is calculated by multiplying the fair market value on the grant date by the number of stock awards granted.

(4)	Mr. Bradley resigned from our Board, effective January 27, 2011.

Narrative Disclosure of Director Compensation

From January through March, 2010, each director who was not employed by us was compensated as follows:

Director annual retainer	$28,000
Chairman of the Board annual retainer	$57,000
Audit Committee Chairman	$12,500
Compensation and Development Committee Chairman	$10,000
Nominating and Governance Committee Chairman	$7,000
Committee membership (other than Audit Committee)	$4,000
Audit Committee membership	$6,000

Effective as of April 1, 2010, the Compensation and Development Committee approved an increase in the non-employee director compensation as follows:

Director annual retainer	$31,000
Chairman of the Board annual retainer	$66,000
Audit Committee Chairman	$17,000
Compensation and Development Committee Chairman	$10,000
Nominating and Governance Committee Chairman	$8,000
Technology and Market Development Committee Chairman[1]	$10,000
Compensation and Development Committee membership	$5,000
Nominating and Governance Committee membership	$4,000
Audit Committee membership	$7,500
Technology and Market Development Committee membership[1]	$5,000

(1)	The Technology and Market Committee was formed in August, 2010.

Non-employee directors are expected to acquire and hold a minimum of 5,000 shares or $100,000 worth of our common stock, whichever is the lesser value, and that minimum amount is expected to be reached within three to five years of becoming a director. Of our non-employee directors, eight have already reached this ownership goal and one is within the three to five year period to reach this goal. Directors who are our employees receive no separate compensation as directors.

In connection with Ken Bradley’s resignation from the Board, on January 27, 2010, the Board approved an additional 90 days for Mr. Bradley to exercise 7,917 stock options priced at $8.66.

In addition, non-employee directors receive an annual equity grant of 7,500 restricted stock units, vesting over a three-year period as described above. Newly appointed directors receive a similar grant of 7,000 non-qualified stock options and 4,000 restricted stock units upon appointment to the Board of Directors with “refresher” annual equity grants to commence during the next full year they are in office. Directors are also reimbursed for reasonable expenses incurred in attending meetings.

Each member of our Board of Directors is eligible to participate in the RadiSys Corporation Deferred Compensation Plan. The Deferred Compensation Plan provides the members of our Board of Directors the opportunity to defer up to 100% of compensation (includes annual retainer and committee fees). Contributions by the members of our Board of Directors are credited on the date they would otherwise have been paid to the participant. We make no contributions on behalf of our Board of Directors’ members who participate in the Deferred Compensation Plan.

Participants select from among the fund(s) available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NINE NOMINEES FOR DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 20, 2011 (or such other date as otherwise indicated in the footnotes below) by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and nominees for directors, (iii) each “named executive officer” named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name	Shares Beneficially Owned	Percentage of Common Stock(1)
Anthony Ambrose(2)	138,530	*
Brian Bronson(2)	238,450	*
Richard J. Faubert(2)	76,000	*
C. Scott Gibson(2)(3)	95,185	*
Scott C. Grout(2)	639,097	2.58%
Dr. William W. Lattin(2)	116,456	*
Christian A. Lepiane(2)	192,868	*
John T. Major(2)	45,864	*
Kevin C. Melia(2)	74,000	*
Carl W. Neun(2)	54,000	*
David Nierenberg(4)	4,527,463	18.63%
M. Niel Ransom	—	*
Lorene K. Steffes(2)	64,000	*
Artisan Partners Limited Partnership(5)	2,837,697	11.67%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
Blackrock Inc.(5)	2,084,540	8.58%
40 East 52nd Street New York, NY 10022
Credit Suisse(5)	1,646,905	6.78%
Uetlibergstrasses 231 P.O. Box 900 CH 8070 Zurich, Switzerland
The D3 Family Fund, L.P.(4)	4,527,463	18.63%
Nierenberg Investment Management Company 19605 NE 8th Street Camas, WA 98607
Ronald J. Juvonen(5)	1,376,331	5.66%
Downtown Associates, L.L.C. 674 Unionville Road, Suite 105 Kennett Square, PA 19348
All directors and executive officers as a group (13 persons)(6)	6,261,913	24.37%

*	Less than 1%

(1)	Percentage ownership is calculated based on 24,307,805 shares of our common stock outstanding on April 20, 2011.

(2)	Includes options to purchase shares of our common stock exercisable within 60 days after April 20, 2011 as set forth below.

Name	Options to Purchase Shares
Anthony Ambrose	104,577
Brian Bronson	196,355
Richard J. Faubert	66,000
C. Scott Gibson	67,000
Scott C. Grout	499,277
Dr. William W. Lattin	74,000
Christian A. Lepiane	161,689
John T. Major	38,750
Kevin C. Melia	69,000
Carl W. Neun	49,000
Lorene K. Steffes	59,000

(3)	Includes 20,935 shares held in the Deferred Compensation Plan.

(4)	David Nierenberg is the President of Nierenberg Investment Management Company, Inc. (“NIMCO”), which manages The D3 Family Funds. David Nierenberg, NIMCO and The D3 Family Fund have joint beneficial ownership and shared voting authority over 4,527,463 shares of our common stock. The shares reported herein are based on information set forth in Schedule 13D filed by The D3 Family Funds with the SEC on September 21, 2010. Mr. Nierenberg disclaims beneficial ownership by the four partnerships of NIMCO except to the extent of his own general partner & limited partner investments in each of the funds.

(5)	Based solely on information set forth in Schedule 13G dated December 31, 2009, filed with the SEC.

(6)	The total amount includes options to purchase 1,384,648 shares of our common stock exercisable within 60 days after April 20, 2011.

EXECUTIVE OFFICERS

Name	Age	Position
Scott C. Grout	48	President, Chief Executive Officer and Director
Brian Bronson	39	Chief Financial Officer
Anthony Ambrose	49	Vice President & General Manager of Communications Networks
Christian A. Lepiane	52	Vice President, Worldwide Sales
John T. Major	51	Vice President, Global Operations

See Scott C. Grout’s biography above.

Brian Bronson joined us in 1999 and has been an officer since 2000. Prior to his being named as our Chief Financial Officer in November 2006, Mr. Bronson held the positions of our Vice President of Finance and Business Development and Treasurer and Chief Accounting Officer. Before joining RadiSys, from 1995 to 1999, Mr. Bronson held a number of financial management roles at Tektronix, Inc. where he was responsible for investor relations, finance and accounting functions for both domestic and international operations. Prior to joining Tektronix, Inc., Mr. Bronson practiced as a Certified Public Accountant with the accounting firm Deloitte and Touche, LLP. Mr. Bronson holds a bachelors degree in Business Administration and Communications from Oregon State University.

Anthony Ambrose joined us in 2007 as Vice President and General Manager of Communications Networks and has been an officer since 2008. Before joining our executive team, Mr. Ambrose was Intel Corporation’s General Manager of the Modular Communications Platform Division in the Communications Infrastructure

Group. Mr. Ambrose joined Intel Corporation in 1983, where he utilized his leadership experience in engineering, development, sales and marketing. In his most recent role at Intel Corporation, his organization had the responsibility for servers, blades, boards and software to the telecommunications industry and he has led Intel Corporation’s ATCA efforts for the past several years. In addition to being an industry advocate and spokesperson for standards based platforms, Mr. Ambrose has a track record of developing products and building businesses worldwide. While he held the Director of Product Marketing position in the Enterprise Server Group at Intel Corporation, he developed the strategies for standard high volume server products, leading to a $1 Billion business. Mr. Ambrose holds a Bachelors of Science degree in Engineering from Princeton University, graduating Magna Cum Laude.

Christian A. Lepiane joined us in 2003. Before joining RadiSys, Mr. Lepiane was vice president of worldwide sales for Lightspeed Semiconductor in Sunnyvale, California, a chip design company. Mr. Lepiane has also held various management level sales positions with Oplink Communications, OMM, Lucent and AT&T. With over 20 years of experience selling to global original equipment manufacturers (OEMs), Mr. Lepiane has been recognized for his ability to grow and manage worldwide sales organizations and successfully lead multifunctional teams through all phases of client platform selection and product life cycles. He also has extensive experience developing strategic alliances and negotiating contracts with major OEMs. Mr. Lepiane holds a B.S. from the University of Pittsburgh. He also received a M.B.A. from the University of California.

John T. Major joined us in 2008 as Vice President of Global Operations. Prior to joining us, Mr. Major served as Vice President of Global Operations for Planar Systems, a company that provides display technologies and solutions for home, business, medical and industrial needs, since January 2008, and Vice President of Supply Chain and Manufacturing Operations for Tektronix, Inc. from October 2003 to January 2008, where he was responsible for worldwide operations, including the deployment of Lean Sigma. Prior to joining Tektronix, Inc., Mr. Major served as Vice President of Customer Support and Service for Xerox Office Printing Business from June 2000 to October 2003. Earlier in his career, Mr. Major served in a number of manufacturing leadership roles at Tektronix, Inc. and Digital Equipment Corporation. Mr. Major holds a Bachelor of Science degree in Mechanical Engineering and an Executive MBA from the University of Washington.

EXECUTIVE OFFICER COMPENSATION

Executive Compensation Discussion and Analysis (CD&A)

Section I: Executive Summary

In 2010, revenue was $284.3 million, down $20 million or 6.6% from the prior year. The decrease was solely attributable to the managed declines of the Company’s Legacy / Traditional Communications Networks products as the Company continues to move away from lower margin commodity products to higher margin Next Generation Communications Network products. Next Generation Communications Networks products revenues were up $16.0 million or 15.7% from 2009 and represented 42% of total sales, up from 34% of total sales in the prior year. In addition, Radisys executed on some key organizational strategies to better position the company for growth within their targeted markets.

RadiSys’ compensation actions for 2010 generally reflect our financial and operational results over the course of the fiscal year:

•

Annual merit increases to base salaries and variable incentive targets were given to the broad-based employee population and the named executive officers in 2010. However, the named executive officers saw the smallest increases. Named executive officers received an average increase of 2.2% to their total cash compensation, with the broad-based employee population receiving an average increase of 4.1%. Named executive officer increases were primarily based on the achievement of incentive compensation targets, with payouts only upon achievement of pre-determined financial goals. This strategy reflects the commitment to pay for demonstrated performance.

•

Named executive officers received on average 59% of their target variable compensation in 2010 as a result of annual non-GAAP operating income coming in at 5.9% of revenue as compared to a target of 10% of revenue. Actual payouts to the named executive officers varied slightly from the 59% average due to individual performance; with two officers receiving slightly more, one receiving less and two receiving 59%. The alignment of the variable incentive payouts to operating income targets ensured that payouts in 2010 were based on financial performance.

•

A special, one-time incentive program was put in place in September, 2009 for certain of our employees, including the named executive officers, to drive breakthrough Company transformations in an accelerated timeframe. As a result, Radisys realized $2.8 million in savings in the second quarter and continued to see cost savings throughout 2010. The total program payout costs were equal to 28% of the second quarter savings.

•

No additional performance shares were granted in 2010 because RadiSys is still driving to achieve the performance goal of $.75 non-GAAP earnings per share set for the first tranche of performance shares granted in October, 2009.

•

In October, 2010, after the shareholders approved the issuance of the additional shares under the Radisys Corporation 2007 Stock Plan and the RadiSys Corporation Long-Term Incentive Plan, time-based annual refresher grants were made to 47% of the broad-based employee population. All named executive officers received equity grants, with 70% of the grant being made in stock options and 30% in restricted stock units (“RSU”). A mix of options, RSUs and performance shares provides an incentive for participating employees to both create and deliver shareholder value and to be committed to achieving the Company’s long-term strategy.

Section II: Philosophy and Objectives of Executive Compensation Programs

Our Compensation and Development Committee is responsible for the design and management of our executive compensation programs as well as the philosophy for all employee compensation, benefits, and development programs on a worldwide basis. The Compensation and Development Committee operates under a written charter, which is formally reviewed annually and revised as needed. The charter is available on our website at www.radisys.com under the investor relations tab.

The Compensation and Development Committee has adopted a philosophy of executive compensation that is based on performance and is competitive with other similar sized, high tech companies. Our executive compensation programs are designed to address the following key objectives:

•

To attract and retain executives needed to achieve our business objectives. This is achieved through at least annual reviews of executive compensation and benefit programs to ensure market competitiveness.

•

To substantially link executive compensation with near-term performance on operating plans. This is achieved through cash incentive programs which are directly aligned to key operating goals and strategic objectives.

•

To provide a reward for longer-term strategic progress and shareholder value creation. This is achieved through the use of equity-based compensation programs, including the use of performance-based shares.

Section III: Process for Determining Executive Compensation

Roles and Responsibilities.

Role of Committee: Our Board of Directors has delegated responsibility to the Compensation and Development Committee for final approval of decisions related to base salary, cash incentive targets, equity grants and payments for executive incentive plans, as well as any executive employment offers, executive change of control agreements, severance agreements and other executive compensation programs. The Compensation and Development Committee also guides executive development programs and succession planning in order to maintain and develop the Company’s leadership team. The Compensation and Development Committee maintains an annual calendar to guide the timing of its review, analysis, and decision making related to executive compensation, benefits, and development programs.

The Committee conducts a formal review of each executive’s compensation on an annual basis as part of the Company-wide merit review process or more frequently if needed. The review consists of the Committee comparing the cash and equity components of each executive’s pay to the market data for similar positions; considering recommendations provided by the Chief Executive Officer, Chief Financial Officer and Human Resources staff; assessing individual performance; and aligning any pay changes with market and Company performance. The Compensation and Development Committee reviews the mix of base salary, incentive cash compensation and equity compensation, but does not attempt to target a specific percentage allocation as each compensation element is compared to market survey data. The Committee believes that the amount of “at risk” compensation tied to meeting company objectives should increase as an executive’s compensation and level of responsibility increases. “Tally sheets” have historically been used to consider and evaluate the total potential compensation of executives from all sources upon various scenarios and any benefits associated with termination of employment. Based on this analysis, the committee is able to make market based decisions that are aligned to the Company’s financial and strategic direction.

The Compensation and Development Committee and the Chairman of the Board assess the performance of our Chief Executive Officer annually. The Chief Executive Officer performance review process includes a Chief Executive Officer’s self appraisal, a formal Board of Directors evaluation process as well as a performance appraisal delivered by the Chairman of the Board of Directors.

Role of Chief Executive Officer and Management: Under the supervision of the Compensation and Development Committee, our Chief Executive Officer, Chief Financial Officer and Human Resources staff have responsibility for the implementation of our executive compensation programs. The Committee reviews the recommendation from the Chief Executive Officer and makes all final compensation decisions. Our Chief Executive Officer is responsible for assessing the performance of each executive reporting to him.

Role of Surveys and Benchmarking: The Radford executive survey is the primary data source for executive compensation market data. The market, for the purposes of executive compensation benchmarking, is defined as high-tech companies with average revenues of $200M to $499M. A list of the companies included in our Radford survey market cut is set forth in Appendix A to this proxy statement.

Radford is a division of Aon Corporation that publishes an independent executive compensation survey and offers consulting services. We believe the Radford executive survey is a leading resource in the technology industry on competitive intelligence for technology executives in the U.S and provides a reliable market benchmark for our executive positions. The executive survey includes data from over 900 companies and more than 17,600 incumbents representing a wide range of technology sub-industries. The Committee does not use a formal peer group in determining executive compensation as there is no well-defined group of comparable publicly-traded companies in the United States operating in the same industry. As a result, the Committee believes that the broad technology industry comparison provided by the Radford survey is appropriate.

To ensure accurate data collection based on actual job duties, our executive positions are individually benchmarked with the Radford survey data using a detailed review of the job responsibilities and scope for each executive role as defined by their job descriptions.

Role of the Compensation Consultant: The Committee has also retained Mercer, a subsidiary of Marsh & McLennan Companies, Inc., to help supplement the current executive compensation benchmarking process and analysis. Mercer provided salary benchmarking data on the Chief Executive Officer and Chief Financial Officer positions. The data was obtained using Mercer’s proxy database and applying the same market criteria as used for Radford executive survey (high-tech companies with average revenues of $200 million to $499 million). A list of the companies included in Mercer’s salary benchmarking market cut is set forth in Appendix B to this proxy statement.

Base Salaries.

As part of the review process, the amount of any annual merit increase to an executive’s base salary is determined based on a combination of a Board-approved compensation budget, the current position of the executive’s pay against market data and the executive’s experience, performance and results during the past year. An executive’s base salary is increased if warranted based on the executive’s experience, performance and business results, provided the resulting base salary remains within the targeted zone of the market data. By exception, our Compensation and Development Committee may determine that an individual executive’s base salary should be above (or below) the targeted zone due to extenuating factors. In this case, the executive’s compensation may be outside the targeted zone.

Cash Incentive Compensation.

Cash Incentive Plan: Based on the recommendations of our Chief Executive Officer, Radford benchmark data, and our compensation program philosophy, our Compensation and Development Committee assigns each executive an annual cash incentive target amount under our cash-based, pay-for-performance annual Incentive Compensation Plan (the “Cash Incentive Plan”). Payouts against these targets, as described in greater detail below, are mostly attributable to the attainment of certain levels of non-GAAP operating income with some minor modulation based on individual performance factors.

Our cash incentive target is expressed as a dollar amount for each executive, and the incentive pool for executives as well as all employees, is funded based on achievement against target levels of non-GAAP operating income. For this purpose, non-GAAP operating income is defined as GAAP operating income excluding the impact of amortization of acquired intangible assets, stock-based compensation, restructuring charges, a goodwill impairment charge and deferred tax asset write-offs or benefits. Non-GAAP operating income targets and resulting funding levels are established and approved by the Compensation and Development Committee at the beginning of each year through our annual operating plan process. Actual non-GAAP operating income results measured against these targets determine the size of the available incentive pool. If we under-achieve or over-

achieve our objectives for non-GAAP operating income, the incentive pool is adjusted down or up accordingly. In addition, higher or lower achievement of individual annual and strategic objectives would also impact the payout to a lesser extent. The Compensation and Development Committee establishes the maximum payout which could be made on an annual basis at the beginning of the year. For example, the maximum payout which could have been made in 2010 was two times the targeted amount. Individual objectives for each executive officer are developed by the Chief Executive Officer in consultation with the affected executive and then reviewed by the Compensation and Development Committee. The Compensation and Development Committee reviews our Chief Executive Officer’s assessment of executive performance and the proposed cash incentive amounts to be paid to each executive. The Compensation and Development Committee ultimately decides the amounts paid to each executive with such qualitative modifications as the Compensation and Development Committee may make at its discretion.

Cash Incentive Overlay Program: In September 2009, our Compensation and Development Committee approved the cash incentive overlay program (the “Overlay Program”) for certain of our employees, including the named executive officers, to help drive meaningful transformation in productivity and cost within our operations and engineering organizations. The Compensation and Development Committee approved operations outsourcing performance goals and engineering performance goals and target incentive amounts based on the recommendation of the Chief Executive Officer and Chief Financial Officer. The Compensation and Development Committee compared the proposed cash incentive target amounts to Radford benchmark data, but did not seek to achieve any particular percentile. The Compensation and Development Committee also compared the proposed target cash incentive amounts to the total amount of potential compensation for each named executive officer. The Compensation and Development Committee exercised its business judgment in setting the target amount under the Overlay Program in an amount believed to be sufficient to provide a meaningful incentive to reach the performance targets and did not rely on any set formula or peer group percentile to determine the target amount. Upon completion of the performance period, our Chief Financial Officer, with support from the Finance staff, calculated the proposed payout amounts based on the performance results and the individual executive’s pre-existing targets. Our Compensation and Development Committee reviewed and approved such proposed payout amounts. The performance period of the Overlay Program ran from October 1, 2009 to June 30, 2010. No further payouts will be made under the Overlay Program, since its objectives have been accomplished.

Equity Compensation.

We believe that long-term equity incentives in the form of stock options, restricted stock, or other equity instruments are a highly effective way to align the interests of management and shareholders, and to motivate management to drive longer term shareholder value. Time-based equity incentives are made to executives under the RadiSys Corporation 2007 Stock Plan and performance-based equity incentives are made to executives under the RadiSys Corporation Long Term Incentive Plan (“LTIP”).

The 2007 Stock Plan: With respect to the allocation of time-based equity incentives under the RadiSys Corporation 2007 Stock Plan (the “2007 Stock Plan”), the Compensation and Development Committee uses equity values from Radford benchmark data as a reference point in determining the amounts of equity grants by executive position, which is reviewed and analyzed at least annually. In addition, the retentive value of past grants for each executive is reviewed to ensure that the value of unvested equity grants is in line with benchmarks and is of sufficient value to assure retention and strong performance incentive for the executive in future years. All equity grants to newly hired executives and annual (“refresher”) grants to existing executives are reviewed and approved by our Compensation and Development Committee, on the recommendation of the Chief Executive Officer, using the above mentioned factors of market data, the total retention value, and the executive’s projected level of future contribution. Grants of equity awards are made at predetermined times and are not intentionally scheduled to coincide with the disclosure of favorable or unfavorable information. Each year we review whether refresher grants are necessary to continue to motivate management and employees while providing long term incentives.

The Long Term Incentive Plan (LTIP): The LTIP is intended to create an incentive for exceptional performance in addition to our annual refresher stock program under the 2007 Stock Plan, which enables us to attract, retain and motivate senior executives and other key employees. The difference between the annual refresher stock program and LTIP is that the LTIP grants are performance based and participants are only eligible to receive these awards if certain financial or strategic metrics meet or exceed threshold targets established by our Compensation and Development Committee. These targets will be “stretch” goals above the targets in our operating plan and require superior corporate performance to be earned.

With respect to the allocation of performance-based shares from the LTIP, the first tranche of grants was made by the Compensation and Development Committee in September 2009. No new tranches were made in 2010.

Section IV: Key Components of Executive Compensation and Impact of Performance on Compensation for Fiscal 2010

Our executive compensation program for 2010 includes three key components:

1.	Cash compensation, which for 2010 included base salary, the Cash Incentive Plan based primarily on attaining certain levels of non-GAAP Operating Income and for certain of our employees, including the named executive officers in 2010 only, an additional cash incentive plan referred to as the Overlay Program was put into place to reward the achievement of specific transformational goals. The performance period for the Overlay Program expired in June 2010.

2.	Equity incentive awards, which for 2010 included a mix between time-based, non-qualified stock option awards and restricted stock units under the 2007 Stock Plan. No performance shares were granted under the LTIP in 2010.

3.	Employee benefits, including health care insurance, employee stock purchase program under the RadiSys Corporation 1996 Employee Stock Purchase Plan (“ESPP”), 401(k) plan, flexible spending accounts, life insurance, and other benefits.

Our executive compensation program does not seek to achieve a specific mix of components, but rather each component is designed to provide competitive compensation comparable to similar companies with performance incentives for cash and equity compensation.

Cash Compensation

For 2010, our goal for an executive’s targeted base salary and cash incentive compensation was approximately equal to the 50th percentile when compared to the Radford benchmark data. An executive’s base pay and resulting percentile are dependent on many factors such as current year market data, the executive’s experience and performance. It is believed that this positioning provides a sufficient retentive factor when coupled with the opportunity to earn compensation above the median through the cash incentive and equity plans as well as other programs described below.

The executive’s cash incentive target under the Cash Incentive Plan is designed to be a significant portion of executive compensation in order to create high incentive for our executives to perform against targeted operating income results. For 2010, the Cash Incentive Plan when paid at 100% was targeted to be at the 50th to 75th percentile when compared to the Radford benchmark data. By setting the potential incentive target to be between the 50th to 75th percentiles, our Compensation and Development Committee believes that we are encouraging our executives to achieve higher levels of performance with a strong retentive factor.

At the end of 2010, the base salary, cash incentive target and total cash compensation for our Chief Executive Officer and Chief Financial Officer was approximately at the following percentiles when compared to the Radford benchmark data.

General Percentile Achieved for End of Year 2010
Named Executive Officer	Base Salary	Cash Incentive Target	Total Cash Compensation
Scott Grout	50th-55th	45th-50th	50th-55th
Brian Bronson	55th-60th	70th-75th	60th-65th

At the end of 2010, the general percentiles for the rest of the Named Executive Officers were between 45th—55th for base salary, 45th—75th for cash incentive targets and 45th—65th for total cash compensation.

Base Salary. In April 2010, target total cash compensation for executive officers, which includes base pay and variable cash incentive targets, increased an average of 2.2% or $61,000 on an annual basis. The majority of the budget was applied to increasing variable cash incentive targets in order to achieve the market goals for both base pay and incentive target cash. Please refer to the below for the details of the changes.

	% Increase to Base Pay for 2010
	Original Market Position		% Increase	New Market Position
Scott Grout	50th-55th	%	0.0%	No change, at goal
Brian Bronson	50th-55th	%	2.0%	Increased to 55th-60th% due to increase of responsibilities beyond the role of the Chief Financial Officer
Anthony Ambrose	50th-55th	%	0.0%	No change, at goal
Christian Lepiane	40th-45th	%	2.0%	Increased to 50th-55th% to align to goal
John Major	50th-55th	%	0.0%	No change, at goal

	% Increase to Incentive Target Cash Compensation for 2010
	Original Market Position		% Increase	New Market Position
Scott Grout	45th-50th	%	1.8%	Minimal change, at goal for performance
Brian Bronson	70th-75th	%	2.0%	Minimal change; at goal
Anthony Ambrose	40th-45th	%	12.0%	Increased to 45th-50th% to make progress towards goal
Christian Lepiane	55th-60th	%	6.2%	Increased to 60th-55th% to make progress towards goal
John Major	70th-75th	%	6.3%	Increased to 70-75th% to align to goal

Cash Incentive Plan. For 2010, the Cash Incentive Plan was funded at 59%. Funding of the Cash Incentive Plan at 100% is based on our strategic non-GAAP operating income target, not the Company’s annual operating plan. Specifically, the 2010 non-GAAP operating income plan was $21.7 million and actual performance was $19.6 million or 90% of plan but fell short of our longer-term strategic target of $25.7 million resulting in a payout of 59%.

A total of $694,659 was paid to the named executive officers via the Cash Incentive Plan. This amount was 100% funded by the actual 2010 non-GAAP operating income performance relative to target as mentioned above. There were no adjustments made, relative to the aforementioned formula, to the named executive officers’ first half incentive payouts and there were minor adjustments to the named executive officers’ second half incentive payouts based on performance totaling $3,941. The total of all payouts remained within the funded pool. For 2010, the actual cash incentive payouts for each executive officer were as follows:

	2010 Incentive Target at 100% Funding	Actual 2010 Payout	% Attainment
Scott Grout	$444,920	$262,551	59%
Brian Bronson	$215,460	$133,461	62%
Anthony Ambrose	$168,000	$91,660	55%
Christian Lepiane	$172,330	$101,637	59%
John Major	$170,000	$105,350	62%

Cash Incentive Overlay Program. On September 30, 2009, the Compensation and Development Committee put in place the Overlay Program for certain of our employees, including the named executive officers to drive breakthrough Company transformations in an accelerated timeframe. These initiatives had to be implemented by the third quarter of 2010 and, if successful, were estimated to save $1.0 to $2.0 million a quarter in manufacturing costs, reduce inventory levels by $5.0 to $10.0 million, and save $0.5 to $1.0 million a quarter in development costs, while at the same time enhancing our product development and operational capabilities. The performance period for the Overlay Program ran from October 1, 2009 to June 30, 2010. There will be no further payouts under the Overlay Program, since its objectives have been accomplished.

On July 27, 2010, performance of the Overlay Program goals was assessed to be 94% achievement of goal. Performance was measured by calculating the weighted average of two predetermined goals:

•

Operations outsourcing performance goal was based on the achievement of an operational overhead spend of $4.5 million or less in the second quarter of 2010. The actual result was $4.1 million or 104% of performance of goal.

•

Engineering performance goal was based on the achievement of $1.0 million of research and development cost savings in the second quarter of 2010. The actual result was $.8 million or 85% of performance of goal.

For 2010 target incentive amounts, actual payouts and percentages of achievement of goals under the Overlay Program for each named executive officer, please refer to the chart below:

	2010 Incentive Target at 100% Funding	Actual 2010 Payout	% Attainment
Scott Grout	$218,460	$205,352	94%
Brian Bronson	$105,580	$99,245	94%
Anthony Ambrose	$37,500	$35,250	94%
Christian Lepiane	$20,000	$18,800	94%
John Major	$80,000	$75,200	94%

The target incentive amounts under the Overlay Program account for 50% or less of the existing annual incentive compensation targets under the Cash Incentive Plan, which the Compensation and Development Committee in its business judgment determined would be an amount sufficient to provide a meaningful incentive for participants in the Overlay Program to achieve the aforementioned savings. Because the performance goals under the Overlay Program were not previously approved by the shareholders, the awards under the Overlay Program are not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

Equity Incentive Awards.

The 2007 Stock Plan. For 2010, the annual equity grants made to each executive under the 2007 Stock Plan consisted of non-qualified stock options and restricted stock units. The Compensation and Development Committee’s objective is to provide equity grants to executives that are aligned to allocation distributions that would typically be found in companies of similar size. The Committee reviews the retentive value of past grants for each executive to ensure that the value of prior, unvested equity grants remains consistent with benchmarks and remains of sufficient value to assure retention and strong performance incentive for the executive in future years. If the Compensation and Development Committee determines that prior, unvested equity grants no longer provide a sufficient retentive incentive, it may use its business judgment without reference to a set formula or benchmark to increase future equity grants. Grants of equity awards are made at predetermined times and are not intentionally scheduled to coincide with the disclosure of favorable or unfavorable information. Each year we review to determine whether refresher grants are necessary to continue to motivate management and employees while providing long term incentives.

The Compensation and Development Committee reviewed and approved annual (“refresher”) grants to existing named executive officers (refer to the 2010 Grants of Plan Based Awards table below for actual share amounts). The total refresher stock budget for executives for 2010 was determined to be 357,500 shares based on availability within the option pool, general benchmarking and historical allocations. A typical allocation distribution based on position from the Radford benchmark data would be: Chief Executive Officer (Scott C. Grout)—38%; Chief Financial Officer (Brian Bronson)—14%; Vice President & General Manager of Communications Networks (Anthony Ambrose)—12%; Vice President, Worldwide Sales (Christian Lepiane)—12%; Vice President, Global Operations (John T. Major)—7%. Slight adjustments (within a few percentage points of Radford distribution) were made to Messrs. Bronson’s, Lepiane’s and Major’s allocations due to strong individual performance. Mr. Grout received significantly less than the Radford benchmark (28%as compared to Radford benchmark of 38%) due to the large LTIP grant he received in 2009.

Long Term Incentive Plan. On September 30, 2009, the Compensation and Development Committee made the first tranche of grants to participants under the LTIP, with a grant date of October 1, 2009. For the first tranche, the Compensation and Development Committee adopted a target performance goal of non-GAAP earnings per share of $0.75, with performance goal range from $0.65 to $0.85 in increments with payouts ranging from 75% to 125% of the target payout amounts. Non-GAAP earnings per share is measured as the cumulative sum over four consecutive quarters during the first performance period of October 1, 2009 to December 31, 2012. The Compensation and Development Committee reviews performance to goal at the end of each quarter, starting with the quarter that ended September 30, 2010. No payouts were made in 2010.

Finally, our executive officers are expected to acquire and hold a minimum number of shares equal to one year of their annual base salary. The minimum amount is expected to be reached within three to five years from joining us or being promoted to an executive role. Of our five current named executive officers, four have already reached this ownership goal, including our Chief Executive Officer who is over four times the stock ownership goal.

Executive and Employee Benefits.

RadiSys provides employee benefit programs to the named executive officers that are the same as those benefits provided to other employees in the same country. Our U.S. based employee benefit programs include medical/dental/vision plans, ESPP, 401(k) plan, tuition reimbursement, life insurance, short term disability and long term disability. Employee benefit programs are targeted to be approximately at the 50th to 60th percentile of Radford market data of employee benefit programs for similar high tech companies. Our employee benefit programs are benchmarked at least annually to ensure that program design reflects current market practices and is cost effective.

Our named executive officers, certain other senior employees and members of our Board of Directors are also eligible to participate in the RadiSys Corporation Deferred Compensation Plan. For further description of our Deferred Compensation Plan, please refer to the narrative following the 2010 Nonqualified Deferred Compensation Table. The gains or losses of participants in the Deferred Compensation Plan based on their investment choices are not a factor in determining an executive’s base salary, incentive cash incentive payments, equity awards or any other forms of reward or compensation.

We do not provide our executives with any special perquisites such as club memberships, pension plans, automobile allowances or dwellings for personal use. Relocation packages to newly hired executives and other newly hired employees are defined within our hiring policy and are based on standard market practices for executive level relocation.

Severance and Change of Control Arrangements.

Our named executive officers are parties to various severance arrangements, change of control agreements, or both, entered into pursuant to guidelines adopted by our Compensation and Development Committee. The Compensation and Development Committee believes that these agreements may be necessary or advisable to keep executive officers focused on the best interests of shareholders at times that may otherwise cause a lack of focus due to personal economic exposure and extreme turmoil for RadiSys. Further, the Compensation and Development Committee believes that they are necessary or advisable for retentive purposes to provide a measure of support to our named executive officers who may receive offers of employment from competitors that would provide severance or change of control benefits. Consistent with the practice of a substantial number of companies in our peer group, the change of control agreements provide for a “double trigger” payout only in the event there is a change in control and the executive officer is either terminated from his or her position (other than for cause, death or disability) or resigns for “good reason,” which generally means that he or she is moved into a position that represents a substantial change in responsibilities or is required to relocate a substantial distance within a limited period of time after the transaction (i.e. these agreements do not become operative unless both events occur). See “Executive Compensation—Potential Post-Employment Payments” for a description of the severance and change of control agreements with our named executive officers.

Section V: Deductibility of Compensation

Section 162(m) of the Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to our Chief Executive Officer and four highest compensated officers who are named executive officers (other than the Chief Executive Officer) in any year. The levels of salary and annual cash incentive payments we generally pay to our executive officers do not exceed this limit. In addition, Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. The stock options granted to executive officers under the 2007 Stock Plan are considered performance based for purposes of Section 162(m) and are therefore not subject to the $1,000,000 limitation. The intent of our Compensation and Development Committee is to design compensation that will be deductible without limitation where doing so will further the purposes of our executive compensation program. The Compensation and Development Committee will, however, take into consideration various other factors described in this CD&A, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, such as the initial tranche of awards under the LTIP, the MSBU Plan and the Overlay Program described above, approve and authorize compensation that is not fully tax-deductible.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued for services to us in all capacities for the last fiscal year for:

•	the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal year 2010; and

•

our most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer whose total compensation exceeded $100,000 and who were serving as executive officers at the end of fiscal year 2010.

The above individuals are referred to herein as the “named executive officers.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Scott Grout	2010	478,570	205,352	223,425	298,757	262,551	—	8,430	1,477,085
President & Chief Executive Officer	2009 2008	478,570 476,242	— —	987,735 252,548	547,430 379,090	375,917 641,066	— —	8,610 8,160	2,398,262 1,757,106

Brian Bronson	2010	298,735	99,245	144,184	192,798	133,461	—	8,413	876,836
Chief Financial Officer	2009 2008	294,162 293,352	— 20,000	460,125 146,537	276,637 178,172	193,660 320,501	— —	8,610 8,150	1,233,194 966,712

Anthony Ambrose	2010	266,019	35,250	104,265	139,420	91,660	—	8,255	644,869
Vice President & General Manager, CNBU	2009 2008	266,019 267,039	— 20,000	306,750 97,105	214,297 46,628	153,258 266,908	— —	8,591 8,022	948,915 705,702

Christian Lepiane	2010	260,558	18,800	104,265	139,420	101,637	—	8,246	632,926
VP Worldwide Sales	2009 2008	256,615 255,367	— 20,000	306,750 102,887	194,815 125,100	172,291 286,297	— —	8,582 8,024	939,053 797,675

John Major	2010	261,000	75,200	104,265	139,420	105,350	—	8,250	693,485
VP Global Operations	2009 2008	261,000 33,000	— —	306,750 —	— 124,857	134,392 36,777	— —	8,418 674	710,560 195,308

(1)	The amounts included in the Stock Awards and Option Awards columns include the aggregate grant date fair value of stock and option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718. We continue to use the Black-Scholes model to measure the grant date fair value of stock options and the amounts above do not include any forfeiture reserve. For a discussion of the valuation assumptions used to value the options, see Note 17 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010. We compute the grant date fair value of restricted stock as the closing price of our shares as quoted on the Nasdaq Global Select Market (“Nasdaq”) on the date of grant or the first date of the underlying service period, whichever occurs first.

(2)

The Summary Compensation Table only requires disclosure of above-market or preferential returns on nonqualified deferred compensation. The 2010 Nonqualified Deferred Compensation Table below discloses all earnings under our Non-Qualified Deferred Compensation Plan during 2010. Participants in our Non-Qualified Deferred Compensation Plan make voluntary contributions to their accounts and in some cases we make matching contributions to the extent that a participant loses the Company match in our 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those under our 401(k) plan, the number of funds and investment objectives of each fund are similar to those under the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Summary Compensation Table.

(3)	The table below details the amounts included in the All Other Compensation column for 2010:

	401(k) Contributions	Term Life Insurance Payments	Contributions to our Non-Qualified Deferred Compensation Plan
Scott C. Grout	$7,350	$1,080	—
Brian Bronson	$7,350	$1,063	—
Anthony Ambrose	$7,350	$905	—
Christian Lepiane	$7,350	$896	—
John Major	$7,350	$900	—

2010 GRANTS OF PLAN BASED AWARDS

Name	Grant Date(1)	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Full Grant Date Fair Value ($)	Exercise or Base Price of Option Awards ($/sh)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Grout	11/10/2010	9/23/2010				—	52,500	—	298,757	9.93
	11/10/2010	9/23/2010				—	22,500	—	223,425	N/A
	Cash Incentive Plan(2)		—	444,920	889,840
	Overlay Program		163,845	218.460	273,075

Brian Bronson	11/10/2010	9/23/2010				—	33,880	—	192,798	9.93
	11/10/2010	9/23/2010				—	14,520	—	144,184	N/A
	Cash Incentive Plan(2)		—	215,460	430,920
	Overlay Program		79,185	105,580	131,975

Anthony Ambrose	11/10/2010	9/23/2010				—	24,500	—	139,420	9.93
	11/10/2010	9/23/2010				—	10,500	—	104,265	N/A
	Cash Incentive Plan(2)		—	168,000	336,000
	Overlay Program		28,125	37,500	46,875

Christian Lepiane	11/10/2010	9/23/2010				—	24,500	—	139,420	9.93
	11/10/2010	9/23/2010				—	10,500	—	104,265	N/A
	Cash Incentive Plan(2)		—	172,330	344,660
	Overlay Program		15,000	20,000	25,000

John Major	11/10/2010	9/23/2010				—	24,500	—	139,420	9.93
	11/10/2010	9/23/2010				—	10,500	—	104,265	N/A
	Cash Incentive Plan(2)		—	170,000	340,000
	Overlay Program		60,000	80,000	100,000

(1)	Grant Date applies only to grants of equity awards.

(2)	Represents the possible payout range during the 2010 fiscal year for the Cash Incentive Plan. Minimum levels of non-GAAP operating income and achievement of individual annual and strategic objectives must be met before there is any payout into the pool under the plan, which means that the minimum payout of any named executive officer’s individual cash incentive payment cannot be determined.

Narrative Description of Additional Material Factors—Summary Compensation Table & 2010 Grants of Plan-Based Awards Table

Equity Incentive Plans: Stock options and restricted stock unit awards are made under the 2007 Stock Plan and performance share awards were made under the LTIP. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd anniversary of the date of grant. The term of each option grant is seven years. Grants of restricted stock unit awards become vested for one-third of the award shares on each anniversary of the date of grant. No consideration is payable by the named executive for grants of restricted stock units. No grants were made under the LTIP in 2010. See “Compensation Discussion and Analysis” for a description of the terms of the awards made under the LTIP in 2009.

The grant dates for equity awards during 2010 were established by our Compensation and Development Committee during meetings prior to each grant date.

Non-Equity Incentive Plans: We maintain the Cash Incentive Plan in which executive officers are eligible for potential incentive payments dependent upon the level of achievement of non-GAAP operating income and other stated corporate goals and department/individual performance goals.

The actual incentive payouts are calculated and paid semi-annually. Cash incentive awards earned between January 1 and June 30 are generally paid in early August; cash incentive awards earned between July 1 and December 31 are generally paid in the following February.

We also maintained the Overlay Program for certain of our employees, including the named executive officers, to drive breakthrough Company transformations in an accelerated timeframe. The performance period for the Overlay Program expired in June 2010 and the program was completed. There will be no further payouts under the Overlay Program, since its objectives were accomplished.

For a more complete description of the salary, equity incentive plans and non-equity incentive plans for each named executive officer, see “Compensation Discussion and Analysis.”

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Scott Grout	—		52,500	—	9.93	11/10/2017	—	—	120,750	1,074,675
	85,859		54,641	—	7.82	2/9/2016	8,918	79,370	—	—
	91,666		8,334	—	9.44	3/17/2015	22,500	200,250	—	—
	138,000		—	—	13.56	6/5/2014	—	—	—	—
	52,000		—	—	20.75	5/2/2013	—	—	—	—
	50,000		—	—	14.23	5/2/2012	—	—	—	—
	50,000		—	—	15.13	2/9/2012	—	—	—	—
	100,000		—	—	19.12	3/15/2011	—	—	—	—

Brian Bronson	—		33,880	—	9.93	11/10/2017	—	—	56,250	500,625
	43,388		27,612	—	7.82	2/9/2016	5,175	46,058	—	—
	43,083		3,917	—	9.44	3/17/2015	14,520	129,228	—	—
	28,400		—	—	13.56	6/5/2014	—	—	—	—
	36,000		—	—	18.34	11/6/2013	—	—	—	—
	16,400		—	—	20.75	5/2/2013	—	—	—	—
	13,333		—	—	14.23	5/2/2012	—	—	—	—
	7,500		—	—	22.31	4/20/2011	—	—	—	—
	10,000		—	—	19.12	3/15/2011	—	—	—	—
	9,603	(2)	—	—	21.28	3/1/2011	—	—	—	—

Anthony Ambrose	—		24,500	—	9.93	11/10/2017	—	—	37,500	333,750
	33,610		21,390	—	7.82	2/9/2016	1,298	11,552	—	—
	11,275		1,025	—	9.44	3/17/2015	1,354	12,051	—	—
	12,000		—	—	14.69	12/12/2014	10,500	93,450	—	—
	37,500		—	—	16.48	2/26/2014	—	—	—	—

Christian Lepiane	—		24,500	—	9.93	11/10/2017	—	—	37,500	333,750
	30,555		19,445	—	7.82	2/9/2016	3,633	32,334	—	—
	30,250		2,750	—	9.44	3/17/2009	10,500	93,450	—	—
	21,300		—	—	13.56	6/5/2014	—	—	—	—
	25,300		—	—	20.75	5/2/2013	—	—	—	—
	43,200		—	—	14.23	5/2/2012	—	—	—	—

John Major	—		24,500	—	9.93	11/10/2017	—	—	37,500	333,750
	31,250		13,750	—	6.26	11/17/2015	10,500	93,450	—	—

(1)	Unless otherwise noted, grants of option awards become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, each month thereafter, becoming fully exercisable on the 3rd anniversary of the date of grant. Grants of restricted stock unit awards become vested for one-third of the award shares on each anniversary of the date of grant. The vesting of the grants of equity incentive plan awards will be determined upon us reaching a specified performance goal of non-GAAP earnings. It is measured as the cumulative sum over four consecutive quarters during the first performance period of October 1, 2009 to September 30, 2012 with a first goal achievement date of September 30, 2010 and subsequent goal achievement dates for each calendar quarter thereafter. The performance goals for non-GAAP earnings per share range from $0.65 to $0.85 in increments with payouts ranging from 75% to 125% of the target payout amounts.

(2)	Option award vested on November 12, 2004.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott Grout	—	—	24,252	220,388
Brian Bronson	—	—	12,131	111,835
Anthony Ambrose	—	—	6,651	61,147
Christian Lepiane	—	—	6,000	54,418
John Major	—	—	—	—

2010 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Scott Grout	—	—	<1,448>	—	300,686
Brian Bronson	—	—	—	—	—
Anthony Ambrose	—	—	3,862	—	48,190
Christian Lepiane	28,215	—	63,096	—	437,335
John Major	—	—	—	—	—

(1)	The amounts reported in this column are included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table above.

(2)	The amounts reported in this column are included in the All Other Compensation column in the Summary Compensation Table above.

Narrative Disclosure Describing Material Factors—2010 Nonqualified Deferred Compensation Table

Executives and other select employees can participate in a deferred compensation program. Executive contributions to this program may be made from salary, sales commission payments and/or cash incentive awards. A maximum of 75% of salary and 75% of sales commission payments and/or cash incentive awards may be deferred. Base salary, cash incentive awards and commission elections apply to compensation earned during the plan year. Employee contributions are credited to the account balance on the date they would otherwise have been paid to the participant. We only make Company contributions to the Non-Qualified Deferred Compensation Plan in situations where such contributions are needed to restore any match lost in the 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Any such matching contributions are credited as soon as practicable following the end of the plan year.

Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan.

Aggregate Distributions are any distributions made to a participant measured from participation commencement in the Non-Qualified Deferred Compensation Plan to the end of the proxy reporting period. Distributions are paid in the form elected by the participant in the Participation Agreement entered into prior to the beginning of each plan year. The participant may elect to receive payment during employment or upon separation from service. Available forms of payment made during employment are lump sum or annual installments over a maximum of five years. Available forms of payment made following a separation from service are lump sum or annual installments over a maximum of 15 years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our Compensation and Development Committee has adopted guidelines on severance and change of control agreements to help ensure that written severance or change of control agreements are offered to our executive officers only if special business needs indicate that such agreements are necessary or advisable.

On December 24, 2008, we entered into a Change of Control Agreement with our Chief Executive Officer, Scott C. Grout, to update a preexisting agreement to comply with changes in tax laws. Mr. Grout’s Change of Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability) or if he terminates his employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Mr. Grout is entitled to receive severance pay in a cash amount equal to 12 months of Mr. Grout’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such a termination, Mr. Grout would receive 25% of the severance pay on the date that is six months and one day following termination and the remaining 75% would be paid in six periodic payments on regular paydays, provided that the first remaining payment will be an amount equal to one-half of the aggregate amount of the remaining payments so long as during the period of remaining payments Mr. Grout does not serve as or become a director, officer, partner, limited partner, employee, agent, representative, material stockholder, creditor, or consultant of or to, or serve in any other capacity with any business worldwide that shall in any manner (i) engage or prepare to engage in any business which competes directly with us or (ii) solicit, hire, or otherwise assist in any effort that attempts to employ or otherwise utilize the services of any of our employees. Upon such termination, and in addition to severance pay, Mr. Grout is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Grout shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Grout to exercise such stock options and stock appreciation rights for a period of time equal to the earlier of (i) the period of 180 days after the date of Mr. Grout’s termination; or (ii) the date that each stock option and stock appreciation right would otherwise expire by its original terms had Mr. Grout not terminated. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2010, such that Mr. Grout would become entitled to benefits under his Change of Control Agreement, Mr. Grout would have been entitled to receive the payments described below.

On December 24, 2008, we entered into an Employment Agreement including Severance Agreement with Scott C. Grout, to update a preexisting agreement to comply with changes in tax laws. If Mr. Grout’s employment with us is terminated other than for cause and contingent on Mr. Grout signing a release agreement, Mr. Grout is entitled to receive severance pay in a lump sum cash amount equal to 12 months of Mr. Grout’s annual base pay at the rate in effect immediately before the date of termination. Had Mr. Grout’s employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2010, Mr. Grout would have become entitled to receive the benefits described below.

Scott Grout	Termination Following a Change of Control		Termination Under Employment/Severance Agreement
Severance Payments	$476,736		$476,736
Equity Acceleration	$338,632	(1)	—
Health Insurance Benefits	$19,287		$19,287

TOTAL	$834,655		$496,023

(1)	Options to acquire 115,475 shares would have accelerated and vested with an intrinsic value of $59,012 as of December 31, 2010. Restricted stock with a market value of $279,620 would have accelerated and vested.

On December 22, 2008, we entered into a Change of Control Agreement with our Chief Financial Officer, Brian Bronson, to update a preexisting agreement to comply with changes in tax laws. Mr. Bronson’s Change of

Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position greater than 25 miles from his current work location or a position of less total compensation within 12 months following a change of control, Mr. Bronson is entitled to receive severance pay in a cash amount equal to 12 months of Mr. Bronson’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, Mr. Bronson is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Bronson shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Bronson to exercise such stock options and stock appreciation rights for a period of time equal to the earlier of (i) the period of 180 days after the date of Mr. Bronson’s termination; or (ii) the date that each stock option and stock appreciation right would otherwise expire by its original terms had Mr. Bronson not terminated. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2010, such that Mr. Bronson would become entitled to benefits under his Change of Control Agreement, Mr. Bronson would have been entitled to the payments detailed below.

On December 22, 2008, we entered into an Executive Severance Agreement with Brian Bronson, to update a preexisting agreement to comply with changes in tax laws. If Mr. Bronson’s employment with us is terminated other than for cause, death or disability, Mr. Bronson will be entitled to (i) a payment of twelve months base pay, (ii) up to twelve months of continued coverage pursuant to COBRA under the Company’s group health plan, (iii) stock-based incentive compensation plan payout under our LTIP pursuant to the terms of and within the periods specified in the LTIP (when implemented), and (iv) partial cash-based incentive compensation plan payout, if any. Had Mr. Bronson’s employment been terminated by us without cause on December 31, 2010, Mr. Bronson would have become entitled to receive the benefits described below.

Brian Bronson	Termination Following a Change of Control		Termination Under Executive Severance Agreement
Severance Payments	$298,835		$298,835
Equity Acceleration	$205,106	(1)	—
Health Insurance Benefits	$20,081		$20,081

TOTAL	$524,022		$318,916

(1)	Options to acquire 65,409 shares would have accelerated and vested with an intrinsic value of $29,820 as of December 31, 2010. Restricted stock with a market value of $175,286 would have accelerated and vested.

On December 31, 2008, we entered into a Change of Control Agreement with our Vice President of Sales, Christian Lepiane, to update a preexisting agreement to comply with changes in tax laws. Mr. Lepiane’s Change of Control Agreement provides for severance pay in a cash amount equal to 9 months of his annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Mr. Lepiane is entitled to receive the severance pay if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position with a title of less than Vice President or greater than 25 miles from his current work location, within three months before, or within twelve months after, a change of control. Upon such termination, and in addition to severance pay, Mr. Lepiane is also entitled to receive COBRA benefits for 9 months. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2010, such that Mr. Lepiane would become entitled to benefits under his Change of Control Agreement, Mr. Lepiane would have been entitled to the payments detailed below.

On December 31, 2008, we entered into an Employment Agreement including Severance Agreement with Christian Lepiane, to update a preexisting agreement to comply with changes in tax laws. If we terminate Mr. Lepiane’s employment with us other than for cause and contingent upon Mr. Lepiane signing a release agreement, Mr. Lepiane is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Lepiane’s annual base pay at the rate in effect immediately before the date of termination. The payment would be made on the later of the date of termination or ten days after execution of the release agreement. Mr. Lepiane would also receive COBRA benefits for six months. Had Mr. Lepiane’s employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2010, Mr. Lepiane would have become entitled to receive the payment described below.

Christian Lepiane	Termination Following a Change of Control	Termination Under Employment/Severance Agreement
Severance Payments	$195,474	$130,316
Health Insurance Benefits	$9,093	$6,061

TOTAL	$204,567	$136,377

On December 29, 2008, we entered into an Executive Severance Agreement with our Vice President and General Manager, Anthony Ambrose. If we terminate Mr. Ambrose’s employment with us other than for cause and contingent upon Mr. Ambrose signing a release agreement, Mr. Ambrose is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Ambrose’s annual base pay at the rate in effect immediately before the date of termination. However, the payment may not exceed two times the lesser of (i) the sum of Mr. Ambrose’s annualized compensation based upon the annual rate of pay for services provided to us as an employee for the calendar year preceding the calendar year of the termination of Mr. Ambrose’s employment, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to the Code. The payment would be made within 30 days following execution of the release agreement and in any event, no later than the end of the second calendar year following the calendar year of termination. Mr. Ambrose would also receive COBRA benefits for six months. Had Mr. Ambrose’s employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2010, Mr. Ambrose would have become entitled to receive the payment described below.

Anthony Ambrose	Termination Under Severance Agreement
Severance Payments	$132,500
Health Insurance Benefits	$9,644

TOTAL	$142,144

On November 4, 2009, we entered into an Executive Severance Agreement with our Vice President of Global Operations, John Major. If we terminate Mr. Major’s employment with us other than for cause and contingent upon Mr. Major signing a release agreement, Mr. Major is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Major’s annual base pay at the rate in effect immediately before the date of termination. However, the payment may not exceed two times the lesser of (i) the sum of Mr. Major’s annualized compensation based upon the annual rate of pay for services provided to us as an employee for the calendar year preceding the calendar year of the termination of Mr. Major’s employment, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to the Code. The payment would be made within 30 days following execution of the release agreement and in any event, no later than the end of the second calendar year following the calendar year of termination. Mr. Major would also receive COBRA benefits for six months. Had Mr. Major’s employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2010, Mr. Major would have become entitled to receive the payment described below.

On December 30, 2008, we entered into a Change of Control Agreement with John Major. Mr. Major’s Change of Control Agreement provides for severance pay in a cash amount equal to 9 months of his annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Mr. Major is entitled to receive the severance pay if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position of less total compensation or greater than 25 miles from his current work location, within three months before, or within twelve months after, a change of control. Upon such termination, and in addition to severance pay, Mr. Major is also entitled to receive COBRA benefits for 9 months. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2010, such that Mr. Major would become entitled to benefits under his Change of Control Agreement, Mr. Major would have been entitled to the payments detailed below.

John Major	Termination Following a Change of Control	Termination Under Employment/Severance Agreement
Severance Payments	$195,000	$130,000
Health Insurance Benefits	$14,466	$9,644

TOTAL	$209,466	$139,644

Assessment of Risk Related to Compensation Policies and Practices

We regularly review and assess our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The assessment is conducted by management, which reviews both our equity and cash incentive compensation programs for the presence of certain elements that could encourage our employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; the percentage of compensation expense as compared to the business units revenues; and the presence of other design features that may serve to mitigate risk taking, such as the use of multiple performance measures, caps on payments and similar features. Management’s assessment of our compensation policies is then reviewed by the Compensation and Development Committee and discussed with the whole Board of Directors in connection with the risk oversight function.

We have concluded that our programs are appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us. More specifically, our compensation programs are designed to balance the following elements: elements that reward different aspects of short-term and long-term performance; incentive compensation that rewards performance based on a variety of different shared and individual objectives; awards that are paid based on results, awards paid in cash and awards paid in equity, which have a value that depends on long-term shareholder return; and compensation with fixed and variable components, so that executives have both competitive remuneration to encourage retention and opportunities to earn more by successfully executing our business strategy.

In addition, our compensation programs incorporate controls such as caps on potential payouts under incentive plans (to reduce incentives to sacrifice long-term performance for short-term goals). Overall, while risk is a necessary element in any business strategy, we have concluded that our compensation policies and practices, when coupled with our personnel performance and development programs, provide an appropriate balance to encourage superior performance while mitigating excessive risk-taking.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables RadiSys shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

RadiSys has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of RadiSys’ named executive officers. This compensation philosophy, and the program structure approved by the Compensation and Development Committee, is central to RadiSys’ ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to “Executive Officer Compensation—Compensation Discussion and Analysis, Section II for an overview of the philosophy of compensation for RadiSys’ named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement including the disclosures under “Executive Officer Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on RadiSys, the Compensation and Development Committee of the Board, or the Board. The Board and the Compensation and Development Committee value the opinions of RadiSys shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholder’s concerns, and the Compensation and Development Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTEON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also enables RadiSys shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of RadiSys’ named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, the Board believes that conducting advisory vote on executive compensation on an annual basis is appropriate for RadiSys and its shareholders at this time. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of RadiSys and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE CONDUCTED ANNUALLY.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT1

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the RadiSys Corporation annual report on Form 10-K for the year ended December 31, 2010 and this proxy statement on Schedule 14A.

C. Scott Gibson

Dr. William W. Lattin, Chairman

Lorene K. Steffes

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of RadiSys Corporation (the “Company”) has oversight responsibility relating to the corporate accounting, reporting practices, and the quality and integrity of the Company’s financial reports; compliance with legal and regulatory requirements and the maintenance of ethical standards by the Company; the maintenance by the Company of effective internal controls; and independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is composed of three non-employee directors and operates under a written charter that it has adopted and approved pursuant to authority delegated to it by the Board. The Audit Committee charter can be accessed at www.radisys.com under Investor Relations/Corporate Governance. Each Audit Committee member meets the independence requirements of Nasdaq listing standards and the Board of Directors has determined that each of the members of the Audit Committee meets the Nasdaq listing standards’ regulatory requirements for financial literacy and that each member is an “audit committee financial expert” as defined under the SEC rules.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and internal controls over financial reporting. The Audit Committee acts in an oversight capacity, and its responsibility is to monitor and review these processes. In its oversight role the Audit Committee relies, without independent verification, on

•

management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and

•	the report of the Company’s independent registered public accounting firm, with respect to the Company’s consolidated financial statements.

In this context, the Audit Committee held eight meetings in 2010. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s counsel and the Company’s independent registered public accounting firm. The Audit Committee held private sessions at each of its meetings with the independent registered public accounting firm, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee reviewed with the independent registered public accounting firm the overall scope and plans for their audit, and the results of the audits on the Company’s consolidated financial statements and internal controls over financial reporting. The Audit Committee also held private sessions at each of its meetings with the Chief Financial Officer at which candid discussions of financial management, accounting and internal control issues took place.

[1]

This Compensation and Development Committee Report, in addition to the section entitled “Audit Committee Report” are not “soliciting material,” are not deemed “filed” with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of date or any general incorporation language in such filing.

The Audit Committee reviewed the audited consolidated financial statements for the fiscal year December 31, 2010 with management and its independent registered public accounting firm, including a discussion of the quality, not simply the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting standards, the Audit Committee sought management’s representation that the audited consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles.

The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including:

•	their responsibility under U.S. generally accepted auditing standards;

•	significant accounting policies;

•	management judgments and estimates;

•	any significant audit adjustments;

•	any disagreements with management; and

•	any difficulties encountered in performing the audit.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. When considering the independent registered public accounting firm’s independence, the Audit Committee discussed whether the independent registered public accounting firm’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal year December 31, 2010 be included in the Company’s annual report on Form 10-K. The Audit Committee, pursuant to authority delegated to it by the Board, has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

C. Scott Gibson

Kevin C. Melia

Carl W. Neun, Chairman

Principal Accountant Fees and Services

	Fiscal 2009	Fiscal 2010
Fee Category
Audit Fees	$794,881	$742,470
Audit-Related Fees	$42,000	$56,135
Tax Fees	$48,509	$26,461
All Other Fees	—	—

Total Fees	$885,390	$825,066

Audit Fees. This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, Section 404 internal control audit and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of the audit or the review of interim financial statements.

Audit-Related Fees. This category consists of fees billed for assurance and related services that are related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits.

Tax Fees. This category consists of professional services rendered by KPMG for international tax compliance and other international tax related services. The services for the fees disclosed under this category primarily consist of international tax return preparation, technical consulting and other international tax related services. For 2009 and 2010, these fees included work on Canadian tax related matters including the Scientific Research & Experimental Design tax credits.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approved all of the services described above that were provided during 2009 and 2010 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act of 2002. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable. The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining the principal auditor’s independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, all audit and non-audit services to be performed by the independent registered public accounting firm must be presented to the Audit Committee in writing prior to the commencement of such services. The proposal must include a description and purpose of the services, estimated fees and other terms of the engagement. The Audit Committee may delegate to the Chairman of the Audit Committee the authority to grant pre-approvals. Any pre-approvals made by the Chairman pursuant to this delegation shall be presented to the full Audit Committee at its next scheduled meeting following such pre-approvals.

PROPOSAL 4: TO RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. During the 2010 fiscal year, KPMG LLP served as the Company’s independent registered public accounting firm. Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of KPMG LLP, the Audit Committee will reconsider its appointment.

Representatives of KPMG LLP will be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement, but will have the opportunity to make a statement if they wish.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSED RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2010. All outstanding awards relate to the Company’s common stock.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,512,644	(1)	$11.54	2,576,564	(2)
Equity compensation plans not approved by security holders(3)	123,339		$18.03	—

Total	3,635,983		$11.84	2,576,564

(1)	Includes 392,234 restricted stock units which will vest only if specific service measures are met and 548,550 restricted stock units which will vest only upon attaining certain performance goals.

(2)	Includes 825,438 of securities authorized and available for issuance in connection with the RadiSys Corporation 1996 Employee Stock Purchase Plan.

(3)	Includes 2,250 shares granted under the RadiSys Corporation Stock Plan For Convedia Employees. The Plan is intended to comply with the former Nasdaq Listing Rule 5635(c)(4) which provides an exception to the shareholder approval requirement for the issuance of securities with regard to grants to new employees of the Company, including grants to transferred employees in connection with a merger or other acquisition.

Description of Equity Compensation Plans Not Adopted by Shareholders

2001 Nonqualified Stock Option Plan.

In February 2001, we established the 2001 Nonqualified Stock Option Plan, under which 2,250,000 shares of the our common stock were reserved as of December 31, 2006. The 2001 Nonqualified Stock Option Plan was adopted without shareholder approval prior to the amendment to the then-applicable Nasdaq rules requiring shareholder approval of equity compensation plans. Grants under the 2001 Nonqualified Stock Option Plan were eligible to be awarded to selected employees, who are not executive officers or directors of the Company. The purpose of the 2001 Nonqualified Stock Option Plan was to enable the Company to attract and retain the services of selected new employees of the Company or any parent or subsidiary of the Company. Unless otherwise stipulated in the plan document, the Board of Directors, at their discretion, determines the exercise prices (which may not be less than the fair market value of the Company’s common stock at the date of grant), vesting periods, and the expiration periods, which are a maximum of 10 years from the date of grant.

On March 21, 2007, our Board of Directors approved the termination of the RadiSys Corporation 2001 Nonqualified Stock Option Plan, which was effective upon our shareholders’ approval of the 2007 Stock Plan at the annual meeting on May 15, 2007. Accordingly, no new options may be granted under the 2001 Nonqualified Stock Option Plan. However, the termination does not affect any outstanding options issued under this Plan.

RadiSys Corporation Stock Plan For Convedia Employees.

On August 31, 2006, our Compensation and Development Committee adopted the RadiSys Corporation Stock Plan for Convedia Employees (“Convedia Stock Plan”) for awards to be made in connection with our acquisition of Convedia Corporation. The Convedia Stock Plan was adopted without shareholder approval in reliance upon the exception provided under the Nasdaq Listing Rule 5635(c)(4) relating to awards granted to new employees of the Company, including grants to transferred employees in connection with a merger or other acquisition. The Convedia Stock Plan became effective as of September 1, 2006. The Convedia Stock Plan permits the granting of stock options, restricted stock and restricted stock units. The maximum number of shares of common stock with respect to which awards may be granted is 365,000 shares (subject to adjustment in accordance with the Convedia Stock Plan). In order to comply with the former Nasdaq Listing Rule 5635, the awards may only be granted to employees transferred from Convedia Corporation in connection with our acquisition of Convedia Corporation and in connection with the future hiring of new employees of Convedia Corporation by us. Unless sooner terminated by our Board of Directors, the Convedia Stock Plan will terminate on the tenth anniversary of its effective date of September 1, 2006. The Convedia Stock Plan provides that the Committee will determine the option price at which common stock may be purchased, but the price will not be less than the fair market value of the common stock on the date the option is granted. The Committee will determine the term of each option, but no option will be exercisable more than 10 years after the date of grant. The Convedia Stock Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the Convedia Stock Plan. Each grant of restricted stock and restricted stock units must be evidenced by an award agreement in a form approved by the Committee. The vesting of restricted stock or restricted stock units may be conditioned upon the completion of a specified period of employment, upon attainment of specified performance goals and/or upon such other criteria as the Committee determines.

On March 21, 2007, our Board of Directors approved the termination of the Convedia Stock Plan, which was effective upon our shareholders’ approval of the 2007 Stock Plan at the annual meeting on May 15, 2007. Accordingly, no new awards may be granted under the Convedia Stock Plan. However, the termination does not affect any awards previously granted and outstanding under this Plan.

PROPOSAL 5: TO APPROVE AN AMENDMENT TO THE RADISYS CORPORATION 2007

STOCK PLAN

The purpose of the 2007 Stock Plan is to attract and retain the services of directors and selected employees and consultants of the Company or any parent or subsidiary of the Company, by providing means of granting awards of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, performance shares and performance units (collectively, the “Awards”).

The Board of Directors believes that long-term incentive awards in the form of stock options, restricted stock, or other equity instruments are a highly effective way to link the interests of management and shareholders, and to motivate management to drive longer term shareholder value.

As of April 20, 2011, out of a total of 3,700,000 shares reserved for issuance under the 2007 Stock Plan, 3,415,497 shares had been issued, leaving 284,503 shares available for issuance. The Board of Directors believes additional shares will be needed under the 2007 Stock Plan to provide appropriate incentives to employees, directors and others. Accordingly, the Board of Directors has approved an amendment to the 2007 Stock Plan, subject to shareholder approval, to reserve an additional 1,000,000 shares for issuance under this plan, thereby increasing the total number of shares of the Company’s common stock reserved for issuance under the 2007 Stock Plan from 3,700,000 to 4,700,000.

Certain provisions of the 2007 Stock Plan are summarized below. The complete text of the 2007 Stock Plan, marked to show the proposed amendment, is attached to this document as Appendix C.

Description of the 2007 Stock Plan

The following paragraphs provide a summary of the principal features of the 2007 Stock Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2007 Stock Plan, which is attached hereto as Appendix C. Capitalized terms used herein and not defined shall have the meanings set forth in the 2007 Stock Plan.

Purpose. The purpose of the 2007 Stock Plan is to attract and retain the services of directors and selected employees and consultants of the Company or any parent or subsidiary of the Company.

Awards. The 2007 Stock Plan permits the grant of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock (including restricted stock units), performance shares and performance units (collectively, the “Awards”).

Stock Subject to the 2007 Stock Plan. If this proposal to amend the 2007 Stock Plan to add an additional 1,000,000 shares for issuance under this plan is approved by our shareholders, the number of shares of our common stock reserved for issuance under the 2007 Stock Plan will be 4,700,000 shares.

Any shares subject to options or SARs will be counted against the numerical limits of the 2007 Stock Plan as one share for every share subject thereto. Any shares or units subject to restricted stock, performance shares or performance units with a per share or per unit purchase price lower than 100% of fair market value on the date of grant will be counted against the numerical limits of the 2007 Stock Plan as two shares for every one share and, if returned to the 2007 Stock Plan, will be returned to the 2007 Stock Plan as two shares for every one share returned to the 2007 Stock Plan.

Unpurchased, forfeited or repurchased shares will remain available for future grants under the 2007 Stock Plan. With respect to SARs, when a stock-settled SAR is exercised, the shares subject to the SAR agreement will be counted against the number of shares available for future grant or sale under the 2007 Stock Plan, regardless of the number of shares used to settle the SAR upon exercise. The 2007 Stock Plan does not permit shares used to pay the exercise price of an option or withheld for taxes to be added back to the shares available for future grants.

Administration. The 2007 Stock Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors (the “Administrator”). Our Compensation and Development Committee is the current Administrator. Subject to the provisions of the 2007 Stock Plan, the Administrator has the authority to: (1) interpret the 2007 Stock Plan and apply its provisions, (2) prescribe, amend or rescind rules and regulations relating to the 2007 Stock Plan, (3) select the persons to whom Awards are to be granted, (4) subject to limitations of the 2007 Stock Plan as applicable to each type of Award, determine the number of shares to be made subject to each Award, (5) determine whether and to what extent Awards are to be granted, (6) determine the terms and conditions applicable to Awards generally and to each individual Award (including the provisions of the Award agreement), (7) amend any outstanding Award subject to applicable legal restrictions, (8) authorize any person to execute, on our behalf, any instrument required to effect the grant of an Award, (9) approve forms of Award agreement for use under the 2007 Stock Plan, (10) allow participants to satisfy withholding tax obligations by electing to have us withhold from the shares or cash to be issued upon exercise or vesting of an Award that number of shares or cash having a fair market value equal to the minimum amount required to be withheld, (11) determine whether Awards (other than options or SARs) will be adjusted for dividend equivalents, (12) impose restrictions, conditions or limitations as to the timing and manner of any resales or other subsequent transfers by a participant of any shares issued as a result of or under an Award, and (13) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2007 Stock Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of Awards and on all persons deriving their rights therefrom.

Eligibility to Receive Awards. The 2007 Stock Plan provides that performance shares, performance units, restricted stock (including restricted stock units), SARs and non-statutory stock options may be granted to employees, consultants or directors. Incentive stock options may be granted only to our employees. References in this summary to “employment” and “termination of employment” shall, with respect to consultants and outside directors, mean their period of service and the termination of their period of service with us and our subsidiaries.

Share Limits for Awards. In order to satisfy the requirements of Section 162(m) of the Code, the maximum number of shares that may be subject to options and SARs granted to a participant in any fiscal year will equal 400,000 shares, except that the limit will be 1,000,000 shares in the participant’s first fiscal year of service. The maximum number of shares that may be subject to restricted stock, performance shares or performance units granted to a participant in any fiscal year will equal 400,000 shares, except that the limit will be 600,000 shares in the participant’s first fiscal year of service.

Code Section 162(m) Performance Goals. We have designed the 2007 Stock Plan so that it permits us to issue awards that qualify as performance-based under Section 162(m) of the Code. The performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) revenue, (b) asset management, (c) earnings per share, (d) net income, (e) operating cash flow, (f) operating margins, (g) operating income, (h) return on assets, (i) return on equity, (j) return on sales, (k) total shareholder return, and (l) earnings before interest, taxes, depreciation and amortization, or such similar objectively determinable financial or other measures adopted by the Administrator. The performance goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period or to one or more peer companies or an index of peer companies. The measures which constitute the performance goals may, at the discretion of the Administrator, be based on pro forma numbers and may, as the Administrator specifies, either include or exclude the effect of payment of the Awards under the 2007 Stock Plan and any other of our incentive compensation plans. The Administrator may provide that the attainment of the performance goal shall be measured by appropriately adjusting the evaluation of performance goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section in our annual report on Form 10-K for the applicable year, or (ii) the effect of any changes in accounting principles affecting our reported business results as a whole or a business unit’s reported results.

No Repricing. The 2007 Stock Plan prohibits repricing of options and SARs, including by way of an exchange for another Award, unless shareholder approval is obtained.

Terms and Conditions of Stock Options. Each option granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Exercise Price. The Administrator sets the exercise price of the shares subject to each option, provided that the exercise price cannot be less than 100% of the fair market value of our common stock on the option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our subsidiaries (a “10% Shareholder”).

•	Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. Payment may generally be made in any method permitted by applicable law.

•

Exercise of the Option. Each option agreement will specify the term of the option and the date when the option is to become exercisable. The 2007 Stock Plan provides that in no event shall an option granted under the 2007 Stock Plan be exercised more than 7 years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Shareholder, the term of the option shall be for no more than 5 years from the date of grant.

•

Termination of Employment. If a participant’s employment terminates for any reason (other than death or permanent disability), all options held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her option agreement or the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for three months following the participant’s termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

•

Permanent Disability. If a participant is unable to continue employment as a result of permanent and total disability (as defined in the Code), all options held by such participant under the 2007 Stock Plan expire upon the earlier of twelve months after the date of termination of the participant’s employment or the expiration date of the option. The participant may exercise all or part of his or her options at any time before such expiration to the extent that such options were exercisable at the time of termination of employment.

•

Death. If a participant dies while employed by us, all options held by such participant under the 2007 Stock Plan expire upon the earlier of twelve months after the participant’s death or the expiration date of the option. The executor or other legal representative of the participant may exercise the participant’s options at any time before such expiration.

•

ISO Limitation. If the aggregate fair market value of all shares subject to a participant’s incentive stock option that are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as non-statutory stock options.

•	No Dividend Equivalent Rights. Upon exercise of an option, no adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

Stock Appreciation Rights. Each SAR granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Exercise Price and other Terms. The Administrator sets the exercise price and term of SARs granted under the 2007 Stock Plan, provided that no SAR may have a term of more than 10 years from the date of grant and provided further that the exercise price per share of a SAR cannot be less than 100% of the fair market value per share of our common stock on the SAR grant date.

•

Exercise of the SAR. Upon exercise of an SAR, a participant will be entitled to the following amount: (i) the difference between the fair market value of a share on the date of exercise over the exercise price; times (ii) the number of shares with respect to which the SAR is exercised.

•	Form of Consideration. Upon the exercise of an SAR, payment may be in cash, shares or a combination thereof.

•

Termination of Employment. If a participant’s employment terminates for any reason (other than death or permanent disability), all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for three months following the participant’s termination. The participant may exercise all or part of his or her SAR at any time before such expiration to the extent that such SAR was exercisable at the time of termination of employment.

•

Permanent Disability. If a participant is unable to continue employment as a result of permanent and total disability (as defined in the Code), all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for 12 months following the participant’s termination. The participant may exercise all or part of his or her SAR at any time before such expiration to the extent that such SAR was exercisable at the time of termination of employment.

•

Death. If a participant dies while employed by us, all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for 12 months following the participant’s death. The executor or other legal representative of the participant may exercise the participant’s SAR at any time before such expiration.

Restricted Stock. Each share of restricted stock granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Restrictions. The Administrator sets the conditions upon which the grant, vesting or issuance of restricted stock is conditioned. Such conditions will typically be based principally or solely on continued provision of services but may include a performance-based component.

•

Restricted Stock Units. Restricted stock may also be granted in the form of restricted stock units. No right to vote or receive dividends or any other rights as a shareholder will exist with respect to restricted stock units or the cash payable thereunder.

Performance Shares. Each performance share granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Grant. Performance shares will be granted in the form of units to acquire shares of our common stock. Each unit will be the equivalent of one share of our common stock for purposes of determining the number of shares subject to an Award. Until the shares are issued, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the performance units.

•

Performance Milestones. The Administrator sets the conditions upon which the grant or vesting of performance shares is conditioned. Such conditions will typically be based principally or solely on achievement of performance-based milestones but may include a service-based component.

Performance Units. Each performance unit granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•

Grant. Performance units will be granted in the form of units to acquire shares of our common stock. Each unit will be the cash equivalent of one share of our common stock, and will be settled in cash in an amount equivalent to the fair market value of the underlying shares as of the vesting date. No right to vote or receive dividends or any other rights as a shareholder will exist with respect to performance units or the cash payable thereunder.

•

Performance Milestones. The Administrator sets the conditions upon which the grant or vesting of performance units is conditioned. Such conditions will typically be based principally or solely on achievement of performance-based milestones but may include a service-based component.

Compliance with Code Section 409A. To the extent that the Administrator determines that any Award granted under the 2007 Stock Plan is subject to Section 409A of the Code, it is intended that the 2007 Stock Plan incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and that the Award Agreement and the 2007 Stock Plan be interpreted and construed in compliance with Section 409A and the Treasury Regulations and other interpretive guidance issued under Section 409A.

Material Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2007 Stock Plan are summarized below. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, foreign and other tax consequences of the grant, exercise or settlement of an Award or the disposition of shares of our common stock acquired as a result of an Award. The 2007 Stock Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonstatutory Stock Options. The grant of a non-statutory stock option with an exercise price equal to the fair market value of our stock on the date of grant has no immediate federal income tax effect. The participant will not recognize any taxable income and we will not receive a tax deduction.

When the participant exercises the option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of our common stock on the date of exercise over the exercise price. If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of income recognized. We will receive a tax deduction equal to the amount of income recognized.

When the participant sells the shares of our common stock obtained from exercising a non-statutory stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

Incentive Stock Options. When a participant is granted an incentive stock option, or when the participant exercises the incentive stock option, the participant will generally not recognize taxable income (except for purposes of the alternative minimum tax) and we will not receive a tax deduction.

If the participant holds the shares of our common stock for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a non-statutory stock option, and the participant will recognize taxable income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the taxable income portion will be taxable as long-term or short-term capital gain. We will only receive a tax deduction if the shares are disposed of during this period. The deduction will be equal to the amount of taxable income the participant recognizes.

Stock Appreciation Rights. Where SARs are granted with an exercise price equal to the fair market value of our stock on the grant date, the participant will recognize taxable income upon the exercise of the right equal to the fair market value of the stock or cash received upon such exercise. If the participant receives shares of our stock, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Restricted Stock. Generally, a participant who receives restricted stock will recognize taxable income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is not vested when it is received, the participant generally will not recognize taxable income until the stock becomes vested, at which time the participant will recognize taxable income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service within 30 days of his or her receipt of the restricted stock award to recognize taxable income, as of the date the participant receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant in exchange for the stock.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock awards will be the amount paid for such shares plus any taxable income recognized either when the stock is received or when the stock becomes vested.

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant and will also be entitled to a deduction for dividends or dividend equivalents paid to the participant (if any) on stock that has not vested.

Restricted Stock Units, Performance Shares and Performance Units. Generally, the participant who receives a restricted stock unit, performance share or performance unit structured to conform to the requirements of Section 409A of the Code (or qualify for an exception thereto) will recognize taxable income at the time the stock or cash is delivered equal to the excess, if any, of the fair market value of the shares of our common stock or the cash received over any amount paid by the participant. If the restricted stock unit, performance share or performance unit does not conform to the requirements of Section 409A of the Code (or qualify for an exception thereto) then, in addition to the tax treatment described above, the participant will owe an additional 20% tax and interest on any taxes owed.

If the participant receives shares of our stock in settlement of a restricted stock unit, performance share or performance unit, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Section 409A. The American Jobs Creation Act of 2004 added Section 409A to the Code. The Internal Revenue Service has so far issued only limited guidance on the interpretation of this new law. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the recipient of deferred compensation, including employees, consultants and directors, for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation. Section 409A of the Code does not apply to incentive stock options, non-statutory stock options and SARs (that are not discounted) and restricted stock (provided there is no deferral of income beyond the vesting date). Section 409A may apply to restricted stock units, performance units and performance shares.

Section 162(m). As described above, awards may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve the Company’s federal income tax deduction with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to certain executive officers. To qualify, options and other awards must be granted by a committee consisting solely of two or more “outside directors” (as defined under applicable regulations) and satisfy the limit on the total number of shares of our common stock that may be awarded to any one participant during any fiscal year. In addition, for awards other than options and SARs (that are not discounted) to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a committee consisting solely of two or more “outside directors”.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO THE RADISYS CORPORATION 2007 STOCK PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of the reports received by the Company during and with respect to fiscal 2010 and on written representations of certain reporting persons, no director, executive officer or beneficial owner of more than 10% of the outstanding common stock of the Company failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.

HOUSEHOLDING OF MATERIALS

We participate, and some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of the Notice may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of the Notice or this Proxy Statement and its annual report to any shareholder upon request by writing or calling the Company at the following address or phone number: RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Investor Relations or by calling (503) 615-7797. Any shareholder who wants to receive separate copies in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Our bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at an annual meeting of shareholders. A copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary. The bylaws prescribe the information to be contained in any such notice. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Corporate Secretary not less than 50 days nor more than 75 days before the annual meeting, provided, however, that if less than 65 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary not later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the meeting was mailed or public disclosure was made. The Company’s 2012 annual meeting of shareholders is expected to be held on or about June 13, 2012, although this may change in the discretion of our board of directors. Any notice relating to a shareholder proposal for the 2012 annual meeting, to be timely, must be received by the Company between March 30, 2012 and April 24, 2012. Shareholders wishing to submit proposals in compliance with Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in the Company’s proxy statement for the 2012 annual meeting of shareholders must deliver their proposals to our executive offices not later than January 3, 2012, which is 120 days before the anniversary of May 2, 2011, this year’s mailing date.

DISCRETIONARY AUTHORITY

Although the Notice of the annual meeting of shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

APPENDIX A

Radford Survey Market Cut

ACI Worldwide

Adtran

Advent Software, Inc.

Alaska Communications Systems

American Science & Engineering, Inc.

Applied Micro Circuits Corporation

Aptina Imaging

Arbinet

Ariba, Inc

Attachmate

Blackbaud

Blackboard Inc.

Blue Coat Systems, Inc.

Brooks Automation

Cabot Microelectronics

Corporation

Calix Networks, Inc.

Ceradyne

Cirrus Logic

Clearwire

Coherent

CommVault Systems, Inc.

Conexant Systems

Cray

Cymer, Inc.

Datalogic Scanning, Inc.

Dealertrack

Delta Design

Diodes Incorporated

Dot Hill Systems Corp.

ECC

Electronic for Imaging

Emulex Corporation

Entegris

Epicore Software Corporation

Extreme Networks, Inc.

Fortinet, Inc.

Grass Valley

Harmonic

Hitachi America

Hutchinson Technology

Hypercom

Impac Medical Systems

Infinera

Interdigital Communications LLC

Internap Network Services

ION Geophysical

Irdeto

Iron Mountain Digital

Jabil Circuit – CA

JDA Software

Kofax

Kulicke and Soffa Industries, Inc.

Kyocera Corporation

LeapFrog Enterprises, Inc.

Manhattan Associates

Markem-Imaje

Micrel Semiconductor

Microsemi

Microstrategy

Mitchell International, Inc.

MKS Instruments

Netscout Systems

NeuStar, Inc.

Newport

Nice Systems

Novatel Wireless, Inc.

Oclaro

Opnext

Pegasystems

Photronics

PMC-Sierra

Power Integrations

Progress Software

QAD Inc.

Radiant Systems, Inc.

Rosetta Stone

Rovi Corporation

S1 Corporation

Semtech Corporation

Sigma Designs

Silicon Graphics International

Silicon Laboratories

Silicon Storage Technology

Siltronic Corporation

SkillSoft

Smart Modular Technologies

SMSC

Sonus Networks, Inc.

Spirent Communications

SureWest Communications

Symmetricom, Inc.

Syniverse Technologies

Tekelec

Tessera Technologies, Inc.

The Active Network

TiVo, Inc.

Tokyo Electron US Holdings

Transaction Network Services

Varian Semiconductor Equipment

Veeco Instruments Inc.

Verigy

Vertafore

Vicor

Websense, Inc.

Zarlink Semiconductor

Zoran

A-1

APPENDIX B

Companies Included in the Salary Benchmarking Data

Chief Executive Officer	Chief Financial Officer

Actel

Advanced Energy Inds Inc.

Anadigics Inc.

Applied Micro Circuits Corp

ATMI Inc.

Axcelis Technologies Inc.

Cabot Microelectronics Corp

Cirrus Logic Inc.

Conexant Systems Inc.

Cray Inc.

Cree Inc.

CTS Corp

DDI Corp

Diodes Inc.

DSP Group Inc.

En Pointe Technologies Inc.

Entropic Communications Inc.

Exfo Electro Optical Engr

Extreme Networks Inc.

Integrated Device Tech Inc.

Integrated Silicon Solution

IXYS Corp

Kulicke & Soffa

Industries

Littlefuse Inc.

Measurement Specialties Inc.

Mercury Computer Systems Inc.

Merix Corp

Micrel Inc.

Microsemi Corp

Microtune Inc.

MKS Instruments Inc.

Monolithic Power Systems Inc.

Netlogic Microsystems Inc.

Pericom Semiconductor Corp

PMC-Sierra Inc.

Power Integrations Inc.

Riverbed Technology Inc.

Rogers Corp

Semtech Corp

Sierra Wireless Inc.

Silicon Image Inc.

Silicon Laboratories Inc.

Silicon Storage Technology

SMTC Corp

Spectrum Control Inc.

Standard Microsystems Corp

Trident Microsystems Inc.

Triquint Semiconductor Inc.

TTM Technologies Inc.

Ultra Clean Holdings Inc.

Zarlink Semiconductor Inc.

Actel

Cabot Microelectronics Corp

Cray Inc.

Cree Inc.

CTS Corp

DDI Corp

En Pointe Technologies Inc.

Exfo Electro Optical Engr

Extreme Networks Inc.

Integrated Silicon Solution

Kulicke & Soffa Industries

Littlefuse Inc.

Measurement Specialties Inc.

Mercury Computer Systems Inc.

Merix Corp

Micrel Inc.

Microsemi Corp

Microtune Inc.

MKS Instruments Inc.

Monolithic Power Systems Inc.

Pericom Semiconductor Corp

Power Integrations Inc.

Riverbed Technology Inc.

Rogers Corp

Semtech Corp

Sierra Wireless Inc.

Silicon Image Inc.

Silicon Laboratories Inc.

Silicon Storage Technology

SMTC Corp

Spectrum Control Inc.

Standard Microsystems Corp

Trident Microsystems Inc.

TTM Technologies Inc.

Zarlink Semiconductor Inc.

B-1

Appendix C

RadiSys Corporation

2007 Stock Plan2

(As amended through [August 17, 2010] June 15, 2011)

1. Purposes of the Plan. The purpose of this 2007 Stock Plan (the “Plan”) is to enable RadiSys Corporation (the “Company”) to attract and retain the services of Directors and selected Employees and Consultants of the Company or any Parent or Subsidiary of the Company. Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares or Performance Units, as determined by the Administrator at the time of grant.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Stock Appreciation Rights, Performance Shares or Performance Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Awarded Stock” means the Common Stock subject to an Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Code” means the Internal Revenue of 1986, as amended.

(h) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means RadiSys Corporation.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n) “Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award (other than an Option or an SAR) held by such Participant.

(o) “Effective Date” means March 21, 2007.

(p) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed 90 calendar days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so

[2]	Double underscored text is new, text in brackets is to be deleted.

guaranteed, then three months following the 91st calendar day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq Global Select Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(s) “Fiscal Year” means a fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(v) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

(w) “Outside Director” means a Director who is not an Employee.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(z) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award granted under the Plan.

(bb) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) revenue, (b) asset management, (c) earnings per share, (d) net income, (e) operating cash flow, (f) operating margins, (g) operating income, (h) return on assets, (i) return on equity, (j) return on sales, (k) total stockholder return and (l) earnings before interest, taxes, depreciation and amortization, or such similar objectively determinable financial or other measures as may be adopted by the Administrator. The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period or to one or more peer companies or an index of peer companies. The measures which constitute the Performance Goals may, at the discretion of the

Administrator, be based on pro forma numbers and may, as the Administrator specifies, either include or exclude the effect of payment of the Awards under this Plan and any other incentive compensation plans of the Company. The Performance Goals may differ from Participant to Participant and from Award to Award. In establishing a Performance Goal, the Administrator may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

(cc) “Performance Share” means Shares granted pursuant to Section 12 of the Plan.

(dd) “Performance Unit” means performance units granted pursuant to Section 13 of the Plan.

(ee) “Plan” means this 2007 Stock Plan.

(ff) “Restricted Stock” means Shares granted pursuant to Section 11 of the Plan.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Service Provider” means an Employee, Consultant or Director.

(ii) “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(jj) “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 10 hereof.

(kk) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is [3,700,000] 4,700,000 Shares.

Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one share for every share subject thereto. Any Shares or units subject to Restricted Stock, Performance Shares or Performance Units with a per share or per unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto and, if returned to the Plan pursuant to the last paragraph of this Section, shall be returned to the Plan as two Shares for every one Share returned to the Plan.

The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Performance Units is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, when a stock-settled SAR is exercised, the Shares subject to the SAR Award Agreement shall be counted against the number of Shares available for future grant or sale under the Plan, regardless of the number of Shares used to settle the SAR upon exercise. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option and Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

(iv) to determine the number of Shares to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (subject to Section 9(c) and Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy all or part of their withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to determine the terms and restrictions applicable to Awards;

(xiii) to determine whether Awards (other than Options or SARs) will be adjusted for Dividend Equivalents;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Performance Shares, Performance Units, Restricted Stock, Stock Appreciation Rights, and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7. Code Section 162(m) Provisions.

(a) Option and SAR Annual Share Limit. The maximum number of Shares that may be subject to Options and Stock Appreciation Rights granted to a Participant in any Fiscal Year shall equal 400,000 Shares; provided, however, that such limit shall be 1,000,000 Shares in the Participant’s first Fiscal Year of Company service.

(b) Restricted Stock, Performance Shares and Performance Units Annual Limit. The maximum number of Shares that may be subject to Restricted Stock, Performance Shares or Performance Units granted to a Participant in any Fiscal Year shall equal 400,000 Shares; provided, however, that such limit shall be 600,000 Shares in the Participant’s first Fiscal Year of Company service.

(c) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock, Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock, Performance Shares or Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock, Performance Shares or Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(d) Changes in Capitalization. The numerical limitations in Section 7(a) and (b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16(a).

8. Term of Plan. The Plan shall become effective on the Effective Date; provided, however, that, if the Plan is not approved by the stockholders upon submission to them for approval, the Plan shall be void ab initio and of no further force and effect. The Plan shall continue in effect for a term of 10 years after the Effective Date.

9. Stock Options.

(a) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no longer than 7 years from the date of grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be no longer than five years from the date of grant.

(b) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant; provided, however, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(c) No Repricing. Subject to Section 16, the exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;

(v) subject to compliance with Code Section 409A, a reduction in the amount of any Company liability to the Participant;

(vi) any combination of the foregoing methods of payment; or

(vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; provided, however, that in no case will loans be permitted as consideration for exercising an Option hereunder.

(f) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 16 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h) Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option for 12 months following the Participant’s termination (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised for 12 months following the Participant’s death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j) ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which becomes exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(j), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

10. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b) Exercise Price and other Terms. Subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, no SAR may have a term of more than 10 years from the date of grant, and provided further, the exercise price per Share of a SAR shall be no less than 100% of the Fair Market Value per Share on the date of grant of the SAR. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as a SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

(c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) the number of Shares with respect to which the SAR is exercised.

(d) Payment Upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

(g) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Award Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Award Agreement). In the absence of a specified time in the SAR Award Agreement, the SAR shall remain exercisable for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(h) Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Award Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Award Agreement). In the absence of a specified time in the SAR Award Agreement, the SAR shall remain exercisable for 12 months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Award Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Award Agreement), by the personal representative of the Participant’s estate or by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Award Agreement, the SAR shall remain exercisable for 12 months following the Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

11. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of

Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock. Restricted Stock may be granted in the form of restricted stock units that are not issued until the vesting conditions are satisfied. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, Awards of restricted stock units will be settled no later than two and one-half months after the end of the calendar year in which such Award vests.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock or the restricted stock unit is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the Award. Any certificates representing the Shares of Restricted Stock awarded shall bear such legends as shall be determined by the Administrator.

(c) Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided, however, if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than 10 years following the date of grant.

12. Performance Shares.

(a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share Award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, Awards of performance share units will be settled no later than two and one-half months after the end of the calendar year in which such Award vests.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Performance Shares are awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Share agreement as a condition of the Award. Any certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.

(c) Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

13. Performance Units.

(a) Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in cash in an amount equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, Awards of performance share units will be settled no later than two and one-half months after the end of the calendar year in which such Award vests.

(b) Number of Performance Units. Subject to Section 7(b) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the Award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d) Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

14. Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of Awards shall be suspended during any other unpaid leave of absence.

15. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, no Option shall in any event be transferable for value.

16. Adjustments Upon Changes in Capitalization.

(a) Adjustments. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation, forfeiture or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, the limit on the number of Shares that may be issued in conjunction with Restricted Stock, Performance Shares and Performance Units under Section 3, and the 162(m) Fiscal Year share issuance limits under Sections 7(a) and (b) hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until 10 calendar days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a Subsidiary is a party or a sale of all or substantially all of the Company’s assets (each, a “Transaction”), the Board shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:

(i) Outstanding Awards shall remain in effect in accordance with their terms.

(ii) Each outstanding Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Awards granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the Transaction the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in such Award and, with respect to Options and SARs, shall have the right to exercise such Options and SARs as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. The amount, type of securities subject thereto and, if applicable, exercise price of the assumed or substituted Awards shall be determined by the Board, taking into account the relative values of the companies involved in the Transaction and the exchange ratio, if any, used in determining shares of the successor corporation, or Parent or Subsidiary thereof, to be issued to holders of Shares. Unless otherwise determined by the Board and except as otherwise provided above with respect to Outside Directors, the assumed or substituted Awards shall be vested only to the extent that the vesting requirements relating to Awards granted hereunder have been satisfied.

(iii) The Board shall provide a 30 calendar-day period prior to the consummation of the Transaction during which outstanding Options and SARs may be exercised to the extent then exercisable, and upon the expiration of such 30 calendar-day period, all unexercised Options and SARs shall immediately terminate. The Board may, in its sole discretion, accelerate the exercisability of Options and SARs so that they are exercisable in full during such 30 calendar-day period. The Board may also, in its sole discretion, accelerate the vesting of Restricted Stock, Performance Share or Performance Unit Awards.

17. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator; provided, however, the date of grant of an Option shall be the date when the Option is granted and its exercise price is set, consistent with Applicable Laws and applicable financial accounting rules. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan. With respect to any Participant or Service Provider who is resident outside of the United States, the Administrator may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules, regulations and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Administrator may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. Except as otherwise provided in Section 23, no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allocated Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 18(b) of the Plan.

21. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22. Governing Law. The Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

23. Compliance with Code Section 409A. Awards granted under the Plan are intended to be exempt from Code Section 409A. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, to the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, it is the intent of the parties to the applicable Award Agreement that the Plan incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Administrator intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Administrator represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through any Participant) for any tax, interest, or penalties the Participant may owe as a result of compensation paid under the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Code Section 409A.

24. Prohibition on Acceleration of Payments. The time or schedule of any settlement or amount scheduled to be paid pursuant to the terms of the Plan or any Award Agreement that is a “deferral of compensation” under Code Section 409A may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

25. Time and Form of Settlement. The time and form of settlement of the Participant’s Award shall be made in accordance with the provisions of the Plan and the applicable Award Agreement, provided that if a Participant receives settlement of an Award upon termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Participant is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 25 shall be paid to the Participant in a lump sum and remaining payments, if any, shall be paid in accordance with the terms of the applicable Award Agreement. For purposes of the Plan and any Award Agreement, the terms “terminate,” “termination,” “termination of employment,” and variations thereof, as used in this Plan and any Award Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

RadiSys®

INTERNET http://www.proxyvoting.com/rsys

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment 96289 99025

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES, “FOR” ITEMS 2, 4 AND 5 AND FOR “1 YEAR” ON ITEM 3. Please mark your votes as indicated in this example X

The Board of Directors recommends a vote FOR the following nominees:

FOR WITHHOLD *EXCEPTIONS

1. Election of directors ALL FOR ALL Nominees:

01 C. Scott Gibson 06 Carl W. Neun

02 Scott C. Grout 07 David Nierenberg

03 Richard J. Faubert 08 M. Niel Ransom

04 Dr. William W. Lattin 09 Lorene K. Steffes

05 Kevin C. Melia

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote FOR the following proposal:

FOR AGAINST ABSTAIN

2. Advisory vote on compensation of named executive officers

The Board of Directors recommends a vote for 1 year on the following proposal:

1 year 2 years 3 years Abstain

3. Advisory vote on the frequency of holding an advisory vote on compensation of named executive officers

The Board of Directors recommends a vote FOR the following proposals:

FOR AGAINST ABSTAIN

4. Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm

5. Approval of an amendment to the RadiSys Corporation 2007 Stock Plan

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your RadiSys Corporation account online.

Access your RadiSys Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for RadiSys Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View book-entry information

• View certificate history • Make address changes

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-897-6915

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxyvoting.com/rsys

FOLD AND DETACH HERE

PROXY RadiSys Corporation

Annual Meeting of Shareholders — June 15, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby revokes all previous proxies and appoints Scott C. Grout and Brian J. Bronson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of RadiSys Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held June 15, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

Fulfillment

(Continued and to be marked, dated and signed, on the other side) 96289

99025